As filed with the Securities and Exchange Commission on June 25, 2003
                                                     Registration No. 333-105680


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       ----------------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------


                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

            MICHIGAN                         6711                38-2761672
(STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)           INDUSTRIAL         IDENTIFICATION NO.)
                                        CLASSIFICATION
                                         CODE NUMBER)

                             Capitol Bancorp Center
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Cristin Reid English, Esq.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------
                                    Copy to:

                            Phillip D. Torrence, Esq.
                    Miller, Canfield, Paddock and Stone, PLC
                              444 W. Michigan Ave.
                            Kalamazoo, Michigan 49007
                                 (269) 383-5804

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                         CALCULATION OF REGISTRATION FEE


==============================================================================================================
       Title Of Each                             Proposed Maximum     Proposed Maximum
 Class Of Securities Being      Amount To Be      Offering Price     Aggregate Offering         Amount Of
        Registered             Registered (1)       Per Share            Price (2)        Registration Fee (3)
--------------------------------------------------------------------------------------------------------------
Common stock (no par value)        223,010             N/A               $5,221,779               $423
==============================================================================================================


(1) Based on 245,000 shares of common stock, $6.00 par value, of Black Mountain Community Bank, which is the maximum number of shares of Black Mountain common stock (excluding shares held by Capitol) that may be issued and outstanding immediately prior to the consummation of the exchange transaction and 72,500 stock options of Black Mountain Community Bank outstanding, multiplied by the proposed fixed exchange ratio of .702393.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $23.415 per share of Capitol common stock (the average of the high and low price per share of common stock of Capitol as reported on the Nasdaq National Market on May 28, 2003), and the fixed exchange ratio of .702393 Capitol shares that may be issued in the consummation of the exchange transaction contemplated.


(3)  Previously remitted.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           PROXY STATEMENT/PROSPECTUS
                         PROPOSED PLAN OF SHARE EXCHANGE

     The Board of Directors of Black Mountain Community Bank has approved a Plan of Share Exchange that contemplates the exchange of the shares of Black Mountain common stock held by all shareholders other than Capitol Bancorp Limited. Capitol currently holds 51% of Black Mountain's common stock. As a result of the exchange, Black Mountain will become a wholly-owned subsidiary of Capitol.


     If the exchange is approved, each share of Black Mountain common stock will be converted into the right to receive Capitol common stock according to a fixed exchange ratio. The exchange ratio is calculated by dividing $14.691259, the per share value of Black Mountain common stock, by $20.916, the average closing prices of Capitol's common stock for the month ended March 31, 2003. At March 31, 2003, the book value per share of Black Mountain common stock was $10.71, compared to share value of Black Mountain of $14.691259 based on the proposed exchange. If the share exchange is approved, each shareholder of Black Mountain would receive in the exchange .702393 shares of Capitol common stock for each share of Black Mountain common stock. The share value of Black Mountain has been determined and offered by Capitol solely based on its arbitrary valuation for purposes of this proposed exchange.

     Capitol has made similar share exchanges with minority shareholders of some of its banks previously. It also has other similar share exchange proposals pending currently. In these share exchange proposals, including the proposed Black Mountain share exchange, Capitol's proposal is based on some premium over the book value of the bank's common stock. However, the share values for the bank's common stock always are different and, as stated previously, Capitol's offer is based on its arbitrary valuation solely for purposes of the proposed exchange(s).

     Capitol estimates that Capitol will issue approximately 172,086 shares of Capitol common stock to Black Mountain shareholders in the exchange, but could be more if any of Black Mountain's stock options are exercised prior to the exchange. Those shares will represent less than 5% of the outstanding Capitol common stock after the exchange. Capitol's common stock currently trades on the New York Stock Exchange under the symbol "CBC".

     Black Mountain's Board of Directors has scheduled a meeting of Black Mountain shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the shareholders' meeting.


     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 13 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR BLACK MOUNTAIN COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

     This proxy statement/prospectus is dated _________, 2003, and is first being mailed to shareholders of Black Mountain on or about __________, 2003.

                      [This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS..................................................................        5

SUMMARY................................................................................................        8
      Reasons for the Exchange.........................................................................        8
      The Annual Shareholders' Meeting.................................................................        8
      Recommendation to Shareholders...................................................................        8
      Votes Required...................................................................................        9
      Record Date; Voting Power........................................................................        9
      What Shareholders will Receive in the Exchange...................................................        9
      Accounting Treatment.............................................................................        9
      Tax Consequences of the Exchange to Black Mountain Shareholders..................................       10
      Dissenters' Rights...............................................................................       10
      Opinion of Financial Advisor.....................................................................       10
      The Plan of Share Exchange.......................................................................       10
      Termination of the Exchange......................................................................       10
      Your Rights as a Shareholder Will Change.........................................................       10

SELECTED CONSOLIDATED FINANCIAL DATA...................................................................       11

RISK FACTORS...........................................................................................       13

RECENT DEVELOPMENTS....................................................................................       18

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
    PER SHARE INFORMATION..............................................................................       19

CAPITALIZATION.........................................................................................       20

DIVIDENDS AND MARKET FOR COMMON STOCK..................................................................       22

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..............................................       23

INFORMATION ABOUT CAPITOL..............................................................................       24

INFORMATION ABOUT BLACK MOUNTAIN.......................................................................       24

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...........................................................       26

THE ELECTION OF DIRECTORS..............................................................................       29

THE EXCHANGE...........................................................................................       30
      General..........................................................................................       30
      Background of the Exchange.......................................................................       30
      Black Mountain's Reasons for the Exchange........................................................       31
      Capitol's Reasons for the Exchange...............................................................       31
      Terms of Exchange................................................................................       31
      Black Mountain Board Recommendation..............................................................       31
      Accounting Treatment.............................................................................       32
      Pro Forma Data...................................................................................       32
      Material Federal Income Tax Consequences.........................................................       32
      Regulatory Matters...............................................................................       34
      Dissenters' Rights...............................................................................       34
      Federal Securities Laws Consequences; Stock Transfer Restrictions................................       35

TABLE OF CONTENTS - Continued

OPINION OF FINANCIAL ADVISOR...........................................................................       36

THE CLOSING............................................................................................       39
      Effective Time...................................................................................       39
      Shares Held by Capitol...........................................................................       39
      Procedures for Surrender of Certificates; Fractional Shares......................................       39
      Fees and Expenses................................................................................       40
      Stock Market Listing.............................................................................       40
      Amendment and Termination........................................................................       40

THE SHAREHOLDERS' MEETING..............................................................................       41
      Date, Time and Place.............................................................................       41
      Matters to be Considered at the Shareholders' Meeting............................................       41
      Record Date; Stock Entitled to Vote; Quorum......................................................       41
      Votes Required...................................................................................       41
      Share Ownership of Management....................................................................       41
      Voting of Proxies................................................................................       42
      General Information..............................................................................       42
      Solicitation of Proxies; Expenses................................................................       42

COMPARISON OF SHAREHOLDER RIGHTS.......................................................................       43

DESCRIPTION OF CAPITAL STOCK OF CAPITOL................................................................       44
      Rights of Common Stock...........................................................................       44
      Shares Available for Issuance....................................................................       44
      Capitol's Preferred Securities...................................................................       45
      Anti-Takeover Provisions.........................................................................       45

WHERE YOU CAN FIND MORE INFORMATION....................................................................       47

LEGAL MATTERS..........................................................................................       48

EXPERTS................................................................................................       48

LIST OF ANNEXES

      ANNEX A  Plan of Share Exchange..................................................................      A-1
      ANNEX B  Opinion of Financial Advisor............................................................      B-1
      ANNEX C  Tax Opinion of Miller, Canfield, Paddock and Stone, PLC.................................      C-1
      ANNEX D  Financial Information Regarding Black Mountain Community Bank...........................      D-1
      ANNEX E  Financial and Other Information Regarding Capitol Bancorp Ltd...........................      E-1
      ANNEX F  Excerpts of Nevada Revised Statutes Regarding Dissenters' Rights........................      F-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A: Black Mountain's Board of Directors has approved the exchange of the 49% of Black Mountain's common stock not owned by Capitol for shares of common stock of Capitol. The exchange requires the approval of Black Mountain's shareholders. Black Mountain is sending you these materials to help you decide whether to approve the exchange.

Q:   What will I receive in the exchange?

A: You will receive shares of Capitol common stock, which are publicly traded currently on the New York Stock Exchange under the symbol "CBC". If the exchange is approved, you would receive .702393 shares of Capitol common stock for each share of Black Mountain common stock you own. Any fractional shares will be paid in cash.

Q:   What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders' meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders' meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     . by sending a written notice to the President of Black Mountain prior to the shareholders' meeting stating that you would like to revoke your proxy;


     . by signing a later-dated proxy card and returning it by mail prior to the shareholders' meeting, no later than July 15, 2003; or


     .    by attending the shareholders' meeting and voting in person.

Q:   What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of Black Mountain common stock (other than Capitol) must approve the Plan of Share Exchange. If you do not vote your Black Mountain shares, the effect will be a vote against the Plan of Share Exchange.

Q:   Should I send in my stock certificates at this time?

A: No. After the exchange is approved, Capitol or Capitol's stock transfer agent will send Black Mountain shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the exchange?


A: As quickly as possible after July 25, 2003. Approval by Black Mountain's shareholders at the shareholders' meeting must be obtained first. It is anticipated the exchange will be completed by August 31, 2003.


Q:   Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document. This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at WWW.SEC.GOV or by requesting them in writing or by telephone from Capitol at the following address:

                    Capitol Bancorp Limited
                    Capitol Bancorp Center
                    200 Washington Square North, Fourth Floor
                    Lansing, Michigan 48933
                    Attention: General Counsel
                    Telephone Number: (517) 487-6555


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN
JULY 15, 2003.


     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

             If you have additional questions, you should contact:

                          Black Mountain Community Bank
                         1700 West Horizon Ridge Parkway
                                    Suite 101
                             Las Vegas, Nevada 89012
                                 (702) 990-5900
                          Attention: Peter M. Atkinson
                                    President

                                       or

                             Capitol Bancorp Limited
                             Capitol Bancorp Center
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
                           Attention: Brian K. English
                                 General Counsel

                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
           Capitol Bancorp Ltd. at the above address and phone number.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Limited is a bank holding company with headquarters located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555. Additionally, Capitol has its Western Region headquarters located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016. Capitol's telephone number at its Western Region headquarters is (602) 955-6100.

     Capitol is a uniquely structured affiliation of community banks. It currently has 29 wholly or majority-owned bank subsidiaries, including Black Mountain Community Bank. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     Black Mountain Community Bank is a commercial bank with its headquarters at 1700 West Horizon Ridge Parkway, Suite 101, Las Vegas, Nevada 89012. Black Mountain's telephone number is (702) 990-5900.

     Black Mountain has been, since it commenced business, an affiliate and controlled subsidiary of Capitol. Black Mountain commenced the business of banking in March 2000. Black Mountain offers a full range of commercial banking services. For periods from its inception through December 31, 2002, Black Mountain was a majority-owned subsidiary of Nevada Community Bancorp Limited. Nevada was previously a 54% owned subsidiary of Capitol Bancorp Limited. In January 2003, Nevada became a wholly-owned subsidiary of Capitol as of the result of a share exchange transaction and was merged into Capitol.

REASONS FOR THE EXCHANGE (PAGE 31)

     It is believed that the exchange will provide you with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

THE SHAREHOLDERS' MEETING (PAGE 41)


     The meeting of Black Mountain shareholders will be held on July 25, 2003 at 10:00 a.m., local time, at Black Mountain Community Bank at 1700 West Horizon Ridge Parkway, Suite 101, Las Vegas, Nevada 89012. At the shareholders' meeting, you will elect Black Mountain's Board of Directors and be asked to approve the Plan of Share Exchange.


RECOMMENDATION TO SHAREHOLDERS (PAGE 31)

     The Black Mountain board believes that the exchange is fair to you and in the best interests of both you and Black Mountain and recommends that you vote FOR approval of the share exchange.

VOTES REQUIRED (PAGE 41)

     Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of Black Mountain common stock excluding the shares held by Capitol. This is more than the vote required by law, but Black Mountain's board has set the vote requirement to be sure the exchange is what you, the shareholders of Black Mountain, want. Capitol holds 51% of the outstanding shares of Black Mountain common stock. Black Mountain's Board of Directors and officers hold 7.47% of the outstanding shares of Black Mountain common stock, or 15.24% of all shares not held by Capitol. The majority of the Board of Directors have agreed to vote their shares FOR approval of the Plan of Share Exchange.

RECORD DATE; VOTING POWER (PAGE 41)

     Black Mountain shareholders may vote at the shareholders' meeting if they owned shares of common stock at the close of business on May 15, 2003. At the close of business on March 31, 2003, 245,000 shares of Black Mountain common stock were outstanding (excluding shares held by Capitol). For each share of Black Mountain common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders' meeting on the proposal to approve the Plan of Share Exchange.

WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 31)

     In the exchange, each outstanding share of Black Mountain common stock will be automatically converted into the right to receive Capitol common stock, according to an "exchange ratio". The exchange ratio is fixed, and if the exchange is approved, each shareholder of Black Mountain would receive in the exchange .702393 shares of Capitol common stock for each share of Black Mountain common stock. The exchange ratio is determined by dividing the Black Mountain Share Value by the Capitol Share Value, where:

          BLACK MOUNTAIN SHARE VALUE. The value of each share of Black Mountain common stock shall be $14.691259.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $20.916, the average of the closing prices of Capitol common stock for the month ended March 31, 2003, as reported by the Nasdaq Stock Market, Inc.

     The Black Mountain Share Value of $14.691259 compares to the book value per Black Mountain share of $10.71 as of March 31, 2003. Based on the fixed exchange ratio, and if the exchange is approved, each shareholder would receive .702393 shares of Capitol common stock for each share of Black Mountain common stock.

     Each Black Mountain shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Black Mountain common stock calculated by multiplying the number of shares of Black Mountain common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

ACCOUNTING TREATMENT (PAGE 32)

     Capitol's acquisition of the minority interest of Black Mountain will be accounted for under the purchase method of accounting. After the exchange, all of Black Mountain's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

TAX CONSEQUENCES OF THE EXCHANGE TO BLACK MOUNTAIN SHAREHOLDERS (PAGE 32)

     Capitol's tax counsel has rendered its opinion that the exchange should be treated as a reorganization for United States federal income tax purposes. Accordingly, Black Mountain shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their Black Mountain shares for shares of Capitol's common stock in the exchange, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus. Tax counsel's opinion is subject to certain assumptions which may limit its application in particular instances.

     Tax matters are very complicated, and the tax consequences of the exchange to each Black Mountain shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

DISSENTERS' RIGHTS (PAGE 34)

     Under Nevada law, shareholders of Black Mountain are entitled to dissent from and obtain fair value for their shares in connection with the Plan of Share Exchange.

OPINION OF FINANCIAL ADVISOR (PAGE 36)

     Black Mountain retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the Black Mountain shareholders.

     In deciding to approve the exchange, the Black Mountain board considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of Black Mountain common stock is fair from a financial point of view. The opinion is attached as Annex B to this proxy statement/prospectus.

THE PLAN OF SHARE EXCHANGE (PAGE 30)

     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

TERMINATION OF THE EXCHANGE (PAGE 40)

     Black Mountain and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     Black Mountain can terminate the exchange if a majority of Black Mountain's shareholders (other than Capitol) fail to approve the exchange at the shareholders' meeting; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE (PAGE 43)

     Your rights as a Black Mountain shareholder are determined by Nevada's banking law and by Black Mountain's articles of incorporation and by-laws. When the exchange is completed, your rights as a Capitol stockholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended March 31, 2003, which is incorporated herein by reference. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the three months ended March 31, 2003 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2003. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF CAPITOL'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN COMPARING FINANCIAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Capitol's consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000 are incorporated herein by reference. The selected financial data provided below as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference. Selected balance sheet data as of March 31, 2002 and December 31, 2000, 1999 and 1998 and results of operations data for the years ended December 31, 1999 and 1998 were derived from consolidated financial statements which are not incorporated in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including Black Mountain) are included in Capitol's consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including Black Mountain) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

                                                                           CAPITOL BANCORP LIMITED
                                            --------------------------------------------------------------------------------------
                                              AS OF AND FOR THE
                                              THREE MONTHS ENDED                          AS OF AND FOR THE
                                                   MARCH 31                             YEARS ENDED DECEMBER 31
                                            ----------------------    ------------------------------------------------------------
                                               2003         2002         2002         2001         2000         1999        1998
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
     Interest income                        $  39,986    $  37,255    $ 156,454    $ 153,797    $ 132,311    $  93,602   $  69,668
     Interest expense                          12,999       14,432       55,860       73,292       65,912       46,237      36,670
     Net interest income                       26,987       22,823      100,594       80,505       66,399       47,365      32,998
     Provision for loan losses                  1,890        2,090       12,676        8,167        7,216        4,710       3,523
     Net interest income after provision
       for loan losses                         25,097       20,733       87,918       72,338       59,183       42,655      29,475
     Noninterest income                         4,529        2,798       14,982        9,585        6,137        4,714       3,558
     Noninterest expense                       21,156       18,793       77,151       64,136       52,846       40,257      26,325
     Income before income tax expense,
       minority interest and cumulative
       effect of change in accounting
       principle                                8,470        4,738       25,749       17,787       12,474        7,112       6,708
     Income tax expense                         2,944        1,543        8,701        5,824        4,289        3,213       2,584
     Income before minority interest and
       cumulative effect of change in
       accounting principle                     5,526        3,195       17,048       11,963        8,185        3,899       4,124
     Minority interest in net losses
       (income) of consolidated
       subsidiaries                              (213)        (151)        (395)      (1,245)        (150)       1,707         504
     Income before cumulative effect
       of change in accounting
       principle                                5,313        3,044       16,653       10,718        8,035        5,606       4,628
     Cumulative effect of change in
       accounting principle (1)                                                                                   (197)
     Net income                                 5,313        3,044       16,653       10,718        8,035        5,409       4,628

                                                                           CAPITOL BANCORP LIMITED
                                           ----------------------------------------------------------------------------------------
                                              AS OF AND FOR THE
                                              THREE MONTHS ENDED                         AS OF AND FOR THE
                                                   MARCH 31                             YEARS ENDED DECEMBER 31
                                           -----------------------   --------------------------------------------------------------
                                              2003         2002         2002         2001         2000         1999         1998
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
     Net income per common share:
       Before cumulative effect of
         change in accounting
         principle (1):
           Basic                           $     0.45   $     0.39   $     1.64   $     1.38   $     1.14   $     0.87   $     0.74
           Diluted                               0.44         0.38         1.57         1.35         1.13         0.86         0.72
       After cumulative effect of
         change in accounting
         principle (1):
           Basic                                 0.45         0.39         1.64         1.38         1.14         0.84         0.74
           Diluted                               0.44         0.38         1.57         1.35         1.13         0.83         0.72
     Cash dividends declared                     0.12         0.10         0.44         0.40         0.36         0.36         0.33
     Book value                                 14.01        11.88        13.72        10.24         9.18         8.08         7.77
     Pro forma equivalent book
       value (2)                                14.11          N/A          N/A          N/A          N/A          N/A          N/A
     Dividend payout ratio                      26.67%       25.64%       26.83%       28.99%       31.58%       42.86%       43.63%
     Weighted average number of
       common shares outstanding               11,698        7,901       10,139        7,784        7,065        6,455        6,284

SELECTED BALANCE SHEET DATA:
     Total assets                          $2,540,289   $2,174,334   $2,409,288   $2,044,006   $1,630,076   $1,305,987   $1,024,444
     Investment securities                     40,517       44,144       34,139       43,687       68,926      107,145       86,464
     Portfolio loans                        2,052,157    1,794,207    1,991,372    1,734,589    1,355,798    1,049,204      724,280
     Allowance for loan losses                (30,034)     (24,744)     (28,953)     (23,238)     (17,449)     (12,639)      (8,817)
     Deposits                               2,181,440    1,853,343    2,062,072    1,740,385    1,400,899    1,112,793      890,890
     Debt obligations                          84,348       89,361       93,398       89,911       58,150       47,400       23,600
     Minority interests in
       consolidated subsidiaries               31,808       40,320       28,016       70,673       62,575       54,593       27,576
     Trust preferred securities                61,299       48,636       51,583       48,621       24,327       24,291       24,255
     Stockholders' equity                     164,471      126,364      160,037       80,172       70,404       54,668       49,292

PERFORMANCE RATIOS: (3)
     Return on average equity                   13.09%       14.80%       13.33%       15.22%       13.78%       10.66%       10.19%
     Return on average assets                    0.87%        0.58%        0.75%        0.58%        0.55%        0.47%        0.55%
     Net interest margin (fully
       taxable equivalent)                       4.76%        4.69%        4.80%        4.60%        4.80%        4.44%        4.15%
     Efficiency ratio (4)                       67.13%       73.35%       66.75%       71.19%       72.85%       77.30%       70.63%

ASSET QUALITY:
     Non-performing loans (5)              $   25,981   $   22,304   $   22,890   $   17,238   $    6,757   $    4,124   $    7,242
     Allowance for loan losses to
       non-performing loans                    115.60%      110.94%      126.49%      134.81%      258.24%      306.47%      121.75%
     Allowance for loan losses to
       portfolio loans                           1.46%        1.38%        1.45%        1.34%        1.29%        1.20%        1.22%
     Non-performing loans to total
       portfolio loans                           1.27%        1.24%        1.15%        0.99%        0.50%        0.39%        1.00%
     Net loan losses to average
       portfolio loans                           0.16%        0.13%        0.37%        0.15%        0.20%        0.10%        0.15%

CAPITAL RATIOS:
     Average equity to average assets            6.64%        3.84%        5.59%        3.78%        4.26%        4.46%        5.36%
     Tier 1 risk-based capital ratio            10.68%       10.74%       10.52%       10.54%       11.10%       10.78%       13.42%
     Total risk-based capital ratio             12.12%       11.99%       11.77%       11.85%       12.35%       11.62%       14.60%
     Leverage ratio                              6.47%        5.81%        6.64%        3.92%        4.32%        4.35%        4.88%

----------
(1) Accounting change relates to new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.
(2) Based on the exchange ratio of .702393 shares of Capitol for each share of Black Mountain. Excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see "Recent Developments").
(3)  These ratios are annualized for the periods indicated.
(4) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(5) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE YOUR BLACK MOUNTAIN COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

INHERENT CONFLICTS OF INTEREST IN THE PROPOSED SHARE EXCHANGE.

     Black Mountain is already a majority-owned and controlled subsidiary of Capitol. By virtue of the existing relationship between Black Mountain and Capitol, the proposed share exchange presents inherent conflicts of interest. For example, no other share exchanges are being considered and, if there were any, Capitol would likely vote its Black Mountain shares against any other share exchange proposals. Capitol's proposal to value Black Mountain shares at $14.691259 in the proposed share exchange is based solely on its judgment in making such proposal. Accordingly, the Black Mountain Share Value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and Black Mountain. It is unknown what exchange ratio or Black Mountain Share Value, if any, that might be negotiated between Black Mountain and unaffiliated entities.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S BANK'S SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL IS NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

     -    adequate capital and financial condition;

     -    permissible types and amounts of extensions of credit and investments;

     -    permissible nonbanking activities; and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks. Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

     Widespread media reports of concerns about the health of the domestic economy have continued in 2003. Capitol's loan losses in 2002 increased. Further, nonperforming loans have increased and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND DECREASES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.


     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. Interest rates have remained relatively stable in 2002 with only one rate change from FRBOMC. Through June 24, 2003 there have been no interest rate changes initiated by FRBOMC. Future stability of interest rates and FRBOMC policy are uncertain.


     CHANGES IN THE YIELD CURVE. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.

     As of March 31, 2003, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $4 million. Under this credit facility, borrowings of up to $25 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has several series of trust-preferred securities outstanding, totaling about $61 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of Capitol's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Capitol, or its competitors; changes by financial research analysts in their estimates of the earnings of Capitol or its competitors or the failure of Capitol or its competitors to meet such estimates; conditions in the economy in general or the banking industry in particular; or unfavorable publicity affecting Capitol, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities which have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Capitol's common stock.

CAPITOL'S BANK SUBSIDIARIES HAVE DECENTRALIZED MANAGEMENT WHICH COULD HAVE A NEGATIVE IMPACT ON THE RATE OF GROWTH AND PROFITABILITY OF CAPITOL AND ITS BANK SUBSIDIARIES.

     Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement holding company strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

                               RECENT DEVELOPMENTS

     In April 2003, Capitol announced the completion of an $11 million private placement of its common stock to select institutional investors and the issuance of approximately 550,000 shares of previously unissued common stock. Proceeds from the offering have been used to reduce borrowings from an unaffiliated bank and investment in short-term investments.

     In addition to the proposed Black Mountain share exchange, Capitol has proposed share exchange transactions regarding Red Rock Community Bank ("Red Rock"), Desert Community Bank ("Desert") and Elkhart Community Bank ("Elkhart"), which are majority-owned subsidiaries of Capitol, subject to the approval of their shareholders (other than Capitol). If the Red Rock share exchange is approved, Capitol estimates issuing approximately 295,000 shares of Capitol common stock. If the Desert share exchange is approved, Capitol estimates issuing approximately 161,000 shares of Capitol common stock. If the Elkhart share exchange is approved, Capitol estimates issuing approximately 169,000 shares of Capitol common stock.

     On May 15, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND Equity. Management has not completed its analysis of this very recently issued standard which becomes effective for Capitol's financial statements for periods beginning July 1, 2003. Based on management's preliminary analysis of this new standard, the primary impact of it on Capitol's consolidated financial statements will be the reclassification of trust-preferred securities as liabilities from their prior mezzanine capital treatment, although those securities will continue to be treated as qualifying capital for regulatory purposes.


     Bank development efforts are currently under consideration at June 24, 2003 in several states including pre-development exploratory discussions, lease and employment negotiations and preparation of preliminary regulatory applications for formation and/or acquisition of community banks.

     In early May 2003, Capitol filed an application with the New York Stock Exchange (NYSE) for the listing of its common stock. On June 24, 2003, Capitol's common stock began trading on the NYSE under the symbol CBC and its listing on the Nasdaq Stock Market was terminated.

           COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
                              PER SHARE INFORMATION

     The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statements of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information:

                                                       As of and for the
                                                       Three Months Ended       For the Year Ended
                                                         March 31, 2003         December 31, 2002
                                                         --------------         -----------------
Capitol common stock:
   Net income per share:
       Basic:
          Historical                                         $ 0.45                   $ 1.64
          Pro forma consolidated(1)                            0.46                     1.64
       Diluted:
          Historical                                           0.44                     1.57
          Pro forma consolidated(1)                            0.44                     1.57
   Cash dividends per share:
       Historical                                              0.12                     0.44
       Pro forma consolidated(2)                               0.12                   $ 0.44
   Book value per share at March 31, 2003:
       Historical                                             14.01
       Pro forma consolidated(1)                             $14.11

Black Mountain common stock:
   Net income per share:
       Basic:
          Historical                                         $ 0.36                   $ 0.88
          Pro forma equivalent(3)                              0.32                     1.15
       Diluted:
          Historical                                           0.36                     0.88
          Pro forma equivalent(3)                              0.31                     1.10
   Cash dividends per share:
       Historical                                                --                       --
       Pro forma equivalent(3)                                 0.08                   $ 0.31
   Book value per share at March 31, 2003:
       Historical                                             10.71
       Pro forma equivalent(3)                               $ 9.91

1 -- Assumes completion of proposed Black Mountain exchange and excludes the pro forma effect of other pending share exchange transactions or proposals of Capitol (see "Recent Developments").

2 -- The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3 -- The Black Mountain pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the exchange ratio of .702393.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of March 31, 2003, and the proposed exchange of Capitol's common stock for Black Mountain's common stock as described in this proxy statement/prospectus and pending share exchanges regarding three other subsidiaries of Capitol (as described below).


                                                                                    AS OF MARCH 31, 2003
                                                            -------------------------------------------------------------------
                                                                                                     AS ADJUSTED FOR THE PROPOSED
                                                                                                            BLACK MOUNTAIN
                                                                              AS ADJUSTED FOR THE       EXCHANGE(4) AND PENDING
                                                                                PROPOSED BLACK             RED ROCK, DESERT
                                                             ACTUAL           MOUNTAIN EXCHANGE(4)     AND ELKHART EXCHANGES(5)
                                                             ------           --------------------     ------------------------
DEBT OBLIGATIONS .......................................    $  84,348              $  84,348                  $  84,348
                                                            =========              =========                  =========

TRUST-PREFERRED SECURITIES .............................    $  61,299              $  61,299                  $  61,299

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES ........       31,808                 29,277                     20,115

STOCKHOLDERS' EQUITY(1):
  Common stock, no par value; 25,000,000
    shares authorized; issued, and outstanding:
      Actual - 11,737,860 shares .......................      134,211
        As adjusted for the proposed Black
        Mountain exchange - 11,909,946 shares(4) .......                             137,810
      As adjusted for proposed Black
        Mountain(4) and pending Red Rock, Desert
        and Elkhart exchanges - 12,535,310 shares(5) ...                                                        150,890
    Retained earnings ..................................       30,228                 30,228                     30,228
    Market value adjustment for
      available-for-sale securities
      (net of tax effect) ..............................          177                    177                        177
    Less unallocated ESOP shares .......................         (145)                  (145)                      (145)
                                                            ---------              ---------                  ---------
        Total stockholders' equity .....................    $ 164,471              $ 168,070                  $ 181,150
                                                            =========              =========                  =========
  Book value per share of common stock .................    $   14.01              $   14.11                  $   14.45
                                                            =========              =========                  =========
TOTAL CAPITALIZATION(2) ................................    $ 196,279              $ 197,347                  $ 201,265
                                                            =========              =========                  =========
TOTAL CAPITAL FUNDS(3) .................................    $ 257,578              $ 258,646                  $ 262,564
                                                            =========              =========                  =========
CAPITAL RATIOS:
  Stockholders' equity to total assets .................         6.47%                  6.61%                      7.12%

  Total capitalization to total assets .................         7.28%                  7.77%                      7.91%

  Total capital funds to total assets ..................        10.14%                 10.18%                     10.32%


     Footnotes regarding the above presentation appear on the following page.

FOOTNOTES TO CAPITALIZATION TABLE

(1) Does not include approximately 2.4 million shares of common stock issuable upon exercise of stock options.
(2) Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3) Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and trust-preferred securities.
(4) Assumes issuance of 172,086 shares of Capitol common stock upon completion of the proposed Black Mountain exchange. See "Unaudited Pro Forma Consolidated Financial Information."
(5) Assumes issuance of Capitol common stock upon completion of proposed Black Mountain share exchange. Also assumes issuance of approximately 625,000 shares of Capitol's common stock which may be issued upon completion of the pending share exchange transactions regarding Red Rock Community Bank, Desert Community Bank and Elkhart Community Bank. The pending Red Rock, Desert and Elkhart share exchanges are subject to the approval of those respective banks' shareholders other than Capitol.

              [The remainder of this page intentionally left blank]

                      DIVIDENDS AND MARKET FOR COMMON STOCK


     Capitol's common stock was listed on the Nasdaq National Market under the symbol "CBCL" through June 23, 2003. On June 24, 2003, Capitol's common stock began trading on the New York Stock Exchange (NYSE) under the symbol "CBC". The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $25.950 on June 24, 2003.

                                                                  Cash Dividends
2001                                         High        Low           Paid
----                                         ----        ---      --------------
Quarter ended March 31                     $ 14.250   $  9.688      $  0.10
Quarter ended June 30                        15.660     12.000         0.10
Quarter ended September 30                   17.500     12.250         0.10
Quarter ended December 31                    15.200     12.800         0.10

2002
----
Quarter ended March 31                       16.820     13.300         0.10
Quarter ended June 30                        23.860     16.450         0.10
Quarter ended September 30                   24.250     15.810         0.12
Quarter ended December 31                    23.780     15.130         0.12

2003
----
Quarter ended March 31                       24.250     19.000         0.12
Quarter ended June 30 (through June 24)    $ 27.880   $ 20.000      $  0.12


     As of March 17, 2003, there were 5,228 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

     Holders of common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol's Board of Directors. Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

     There is no market for Black Mountain's common stock. Any transfers have been made privately and are not reported. Black Mountain has never paid a dividend on its common stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents as indicated in Annex E:

     -    Report on Form 10-Q for period ended March 31, 2003
     -    Annual Report to Shareholders for year ended December 31, 2002
     -    Annual Report on Form 10-K for year ended December 31, 2002
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 8, 2003

                        INFORMATION ABOUT BLACK MOUNTAIN

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Management's discussion and analysis of financial condition and results of operations for the periods ended March 31, 2003 and December 31, 2002 are included in this proxy statement/prospectus as part of Annex D.

FINANCIAL STATEMENTS.

     Unaudited interim condensed financial statements of Black Mountain as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are included in this proxy statement/prospectus as part of Annex D. Audited financial statements of Black Mountain as of and for the periods ended December 31, 2002, 2001 and 2000 are included in this proxy statement/prospectus as part of Annex D.

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VOTING SECURITIES AND PRINCIPAL HOLDERS.

     The following table shows the share holdings of entities and/or individuals owning 5% or more of Black Mountain's common stock and the shares of Black Mountain owned by each director and officer of Black Mountain and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                                                   Black Mountain shares beneficially owned
                                                       -----------------------------------------------------------------
                                                                                                     Percentage of all
                                                                                                   Black Mountain shares
                                                                           Percentage of all          excluding Black
                                                                            Black Mountain         Mountain shares owned
Name of Beneficial owner                               Number                   Shares                   by Capitol
------------------------                               ------              -----------------       ---------------------
Entities and/or individuals owning 5% or
  more of Black Mountain's common stock:
    Capitol Bancorp Limited                            255,000                   51.00%                       N/A
                                                       =======                   =====                      =====
Black Mountain's Directors and Officers:
    Peter M. Atkinson                                    1,350                    0.27%                      0.55%
    Michael D. Ballard                                     100                    0.02%                      0.04%
    Michael J. Devine                                      200                    0.04%                      0.08%
    Betty A. Kincaid                                     5,000                     1.0%                      2.04%
    Charles L. Lasky                                       500                    0.10%                      0.20%
    Clare M. MacDonald                                  20,000                     4.0%                      8.16%
    Thomas C. Mangione                                   1,200                    0.24%                      0.49%
    Michael J. Mixer                                     1,000                    0.20%                      0.41%
    Colleen C O'Callaghan-Miele                            500                    0.10%                      0.20%
    Philip N. Ralston                                    1,000                    0.20%                      0.41%
    Joseph D. Reid III                                       0                      --                         --
    Christopher G. Samson                                  500                    0.10%                      0.20%
    David S. Rennick                                     1,100                    0.22%                      0.45%
    Dennis L. Monson                                         0                      --                         --
    Kathy M. Lucero                                        400                    0.08%                      0.16%
    RaMon McBride                                        2,500                    0.50%                      1.02%
    Shari A. Smith                                       2,000                    0.40%                      0.82%
                                                       -------                  ------                     ------
           Total of Directors and Officers              37,350                    7.47%                     15.24%
                                                       =======                  ======                     ======

     Other than those entities and/or individuals indicated above, no individual owns greater than 5% of the outstanding shares of Black Mountain.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Black Mountain is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information follow, adjusted for the proposed Black Mountain exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective March 31, 2003 (shown on page 27) and at the beginning of 2002 (shown on page 28). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended March 31, 2003 are not necessarily indicative of results for the year ending December 31, 2003 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
March 31, 2003

(in $1,000s, except share and per-share data)


                                                                    PRO FORMA          PRO FORMA
                                                                   ADJUSTMENTS          AMOUNTS
                                                                    REGARDING            AFTER
                                                   HISTORICAL        PROPOSED          PROPOSED
                                                    AMOUNTS            SHARE             SHARE
ASSETS                                            AS REPORTED        EXCHANGE          EXCHANGES
                                                  ------------     ------------      ------------
Cash and cash equivalents                         $    323,945                       $    323,945
Loans held for resale                                   65,465                             65,465
Investment securities                                   40,517                             40,517
Portfolio loans                                      2,052,157                          2,052,157
  Less allowance for loan losses                       (30,034)                           (30,034)
                                                  ------------                       ------------
  Net portfolio loans                                2,022,123                          2,022,123
Premises and equipment, net                             20,565                             20,565
Goodwill and other intangibles                          24,606     $      1,068  A         25,674
Other assets                                            43,068                             43,068
                                                  ------------     ------------      ------------

TOTAL ASSETS                                      $  2,540,289     $      1,068      $  2,541,357
                                                  ============     ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                        $  2,181,440                       $  2,181,440
  Debt obligations                                      84,348                             84,348
  Other liabilities                                     16,923                             16,923
                                                  ------------     ------------      ------------
    Total liabilities                                2,282,711               --         2,282,711

Trust-preferred securities                              61,299                             61,299

Minority interests in consolidated subsidiaries         31,808     $     (2,531) B         29,277

Stockholders' equity:
  Common stock                                         134,211            3,599  C        137,810
  Retained earnings                                     30,228                             30,228
  Other, net                                                32                                 32
                                                  ------------     ------------      ------------
    Total stockholders' equity                         164,471            3,599           168,070
                                                  ------------     ------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  2,540,289     $      1,068      $  2,541,357
                                                  ============     ============      ============

Number of common shares issued and outstanding      11,737,860          172,086        11,909,946
                                                  ============     ============      ============

Book value per Capitol share                      $      14.01                       $      14.11
                                                  ============                       ============


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET:

A -- Goodwill arising from proposed share exchange. Based on current estimates, there are no material identifiable intangible assets regarding the proposed share exchange. No deposit core intangible asset has been estimated due to the brief period of Bank's operation. The net carrying values of all assets and liabilities approximate fair value.

B -- Elimination of minority interests associated with Bank's shareholders other than Capitol.

C -- Estimated net proceeds applicable to proposed share exchanges with Bank's shareholders other than Capitol.

Unaudited Pro Forma Condensed Consolidated Statements of Operations Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except share and per-share data)

                                                                         THREE MONTHS ENDED MARCH 31, 2003
                                                                   ---------------------------------------------
                                                                    HISTORICAL      PRO FORMA        PRO FORMA
                                                                      AMOUNTS      ADJUSTMENTS        AMOUNTS
                                                                   ------------    ------------     ------------
Interest income                                                    $     39,986                     $     39,986
Interest expense                                                         12,999                           12,999
                                                                   ------------                     ------------
  Net interest income                                                    26,987                           26,987
Provision for loan losses                                                 1,890                            1,890
                                                                   ------------                     ------------
  Net interest income after provision
    for loan losses                                                      25,097                           25,097
Noninterest income                                                        4,529                            4,529
Noninterest expense                                                      21,156                           21,156
                                                                   ------------                     ------------
  Income before federal income taxes and
    minority interest                                                     8,470                            8,470
Federal income taxes                                                      2,944                            2,944
                                                                   ------------                     ------------
  Income before minority interest                                         5,526                            5,526
Minority interest in net income of
  consolidated subsidiaries                                                (213)   $         88 A           (125)
                                                                   ------------    ------------     ------------

NET INCOME                                                         $      5,313    $         88     $      5,401
                                                                   ============    ============     ============
NET INCOME PER SHARE:
  Basic                                                            $       0.45                     $       0.46
                                                                   ============                     ============
  Diluted                                                          $       0.44                     $       0.44
                                                                   ============                     ============
Average number of common shares outstanding
  for purposes of computing basic net income per
  share--denominator for basic net income per share                  11,697,756         172,086 B     11,869,842
Effect of dilutive securities--stock options and warrants               438,359                          438,359
                                                                   ------------    ------------     ------------
Average number of common shares and dilutive securities
  for purposes of computing diluted net income per share--
  denominator for diluted net income per share                       12,136,115         172,086       12,308,201
                                                                   ============    ============     ============

                                                                            YEAR ENDED DECEMBER 31, 2002
                                                                   ---------------------------------------------
                                                                    HISTORICAL      PRO FORMA        PRO FORMA
                                                                      AMOUNTS      ADJUSTMENTS        AMOUNTS
                                                                   ------------    ------------     ------------
Interest income                                                    $    156,454                     $    156,454
Interest expense                                                         55,860                           55,860
                                                                   ------------                     ------------
  Net interest income                                                   100,594                          100,594
Provision for loan losses                                                12,676                           12,676
                                                                   ------------                     ------------
  Net interest income after provision
    for loan losses                                                      87,918                           87,918
Noninterest income                                                       14,982                           14,982
Noninterest expense                                                      77,151                           77,151
                                                                   ------------                     ------------
  Income before federal income taxes and
    minority interest                                                    25,749                           25,749
Federal income taxes                                                      8,701                            8,701
                                                                   ------------                     ------------
  Income before minority interest                                        17,048                           17,048
Minority interest in net income of
  consolidated subsidiaries                                                (395)   $        215 A           (180)
                                                                   ------------    ------------     ------------

NET INCOME                                                         $     16,653    $        215     $     16,868
                                                                   ============    ============     ============
NET INCOME PER SHARE:
  Basic                                                            $       1.64                     $       1.64
                                                                   ============                     ============
  Diluted                                                          $       1.57                     $       1.57
                                                                   ============                     ============
Average number of common shares outstanding
  for purposes of computing basic net income per
  share--denominator for basic net income per share                  10,139,000         172,086 B     10,311,086
Effect of dilutive securities--stock options and warrants               461,000                          461,000
                                                                   ------------    ------------     ------------
Average number of common shares and dilutive securities
  for purposes of computing diluted net income per share--
  denominator for diluted net income per share                       10,600,000         172,086       10,772,086
                                                                   ============    ============     ============

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS:

A -- Amount represents improvement in operating results attributable to minority interest due to proposed share exchange regarding Black Mountain Community Bank.

B -- Assumes issuance of 172,086 shares of Capitol common stock in the proposed share exchange described in Note A above.

                            THE ELECTION OF DIRECTORS

     Black Mountain's Articles of Incorporation and By-Laws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be no less than (5) and no more than (25). The Board of Directors has presently fixed the number of Directors at thirteen.

     The Board of Directors has nominated the thirteen (13) directors named below for a one-year term. All nominees are willing to be elected and to serve in such capacity for one year and until the election and qualification of their successors. All of the nominees for election to the Board of Directors are currently members of Black Mountain's Board of Directors.

     The proposed nominees for election as Directors are willing to be elected and serve but in the event that any nominee at the time of election to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person selected.

     The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

     The table following sets for information regarding Black Mountain's Directors based on the date furnished by them:

NAME, PROFESSIONAL POSITIONS & POSITIONS HELD WITH BLACK MOUNTAIN

Pete M. Atkinson, President, Black Mountain Community Bank; Director
Michael L. Ballard, President, Ballard Communications, Inc; Director
Michael J. Devine, Attorney at Law; Director
Betty A. Kincaid, President, Southwest Exchange Corporation; Director
Charles L. Lasky, President, Lasky, Fifarek & Hogan, P.C.; Director
John S. Lewis, President - Western Regions, Capitol Bancorp Limited; Director Claire M. McDonald, McDonald Properties; Director
Thomas C. Mangione, Chairman, President & CEO, Red Rock Community Bank; Director Michael J. Mixer, Corporate Broker, Colliers International; Director
Colleen C. O'Callaghan-Miele, VP/Circulation Manager, H.B.C. Publications;
  Director
Phillip N. Ralston, Chief Financial Officer/Treasurer, American Nevada Company;
  Director
Joseph D. Reid III, Corporate Counsel, Capitol Bancorp Limited; Director Christopher G. Samson, President & Owner, FN Investments Inc.; Director

                                  THE EXCHANGE

GENERAL


     The Black Mountain Board of Directors is using this proxy statement/prospectus to solicit proxies from the holders of Black Mountain common stock for use at the annual shareholders' meeting.

     At the shareholders' meeting to be held on July 25, 2003, Black Mountain common shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for Black Mountain's minority shareholders to exchange the 49% of the common stock of Black Mountain not owned by Capitol for Capitol common stock. Upon consummation of the exchange, Black Mountain will become a wholly-owned subsidiary of Capitol. In the exchange, Black Mountain shareholders will receive shares of Capitol's common stock.


BACKGROUND OF THE EXCHANGE


     The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of Black Mountain's operations. Capitol, through its CEO, expressed a willingness to extend an offer of an exchange around the Bank's 36th month of operation. These discussions, between the bank's board, and Capitol's CEO and other executive officers of Capitol, occurred at various Black Mountain board meetings during that period. The objectives of the potential exchange would be to enable shareholders of Black Mountain to achieve liquidity in their investment, a reasonable return on their investment in the form of a `premium' and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of Black Mountain will continue to hold Black Mountain stock which has no market and is illiquid.


     Black Mountain's board of directors has not solicited or received any other proposals for the potential exchange or sale of Black Mountain's shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of Black Mountain's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of Black Mountain. By virtue of Capitol's majority ownership of Black Mountain, it is likely that Capitol would not vote its shares of Black Mountain in favor of any other proposals regarding a share exchange or sale of the minority interest in Black Mountain with another party. In addition, Capitol currently has no intentions of selling its majority interest in Black Mountain. Hence, the only proposal under consideration is Capitol's proposal.


     Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank's operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to Black Mountain's board of directors consistent with its informal discussions with Black Mountain's board during the past three years. As in other share exchange transactions, Capitol based its proposal at some premium over the book value of the bank's common stock. However, Capitol's determination of the share value of Black Mountain, for purposes of the proposed exchange, is solely based on its arbitrary valuation as offered by Capitol.


     Consensus between Capitol and Black Mountain's directors who are not employees or officers of Capitol was reached in May 2003, to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to Black Mountain's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of Black Mountain's shares not already owned by Capitol.

     In May 2003, the Black Mountain board approved the Plan of Share Exchange and agreed to call a shareholder meeting for a shareholder vote to approve the Plan of Share Exchange.

BLACK MOUNTAIN'S REASONS FOR THE EXCHANGE.

     Black Mountain's reasons for the exchange are that the shareholders of Black Mountain will be best served by the exchange in order to maximize their shareholder value and to provide them:

     . better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

     . the Black Mountain shareholders will receive publicly traded shares, providing them liquidity as opposed to the Black Mountain common stock for which there is no public market. Black Mountain shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that Black Mountain's profitability will increase. As noted elsewhere in this proxy statement/prospectus, while Black Mountain's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, Black Mountain's income is attributed to Capitol only in the percentage which Capitol owns of Black Mountain common stock. Capitol desires to acquire the remainder of Black Mountain's common stock so that Capitol can include 100% of Black Mountain's income in Capitol's consolidated income statement.

TERMS OF THE EXCHANGE

     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included as Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety.

     The terms of the exchange can be summarized as follows:

          Upon approval of the exchange by a majority of the 49% of the shares of Black Mountain held by shareholders other than Capitol, each share of Black Mountain common stock will be exchanged for shares of Capitol common stock according to a fixed exchange ratio. The exchange ratio is determined by dividing the Black Mountain share value by the Capitol share value. The Black Mountain share value shall be $14.691259 per share.

          The share value of each share of Capitol common stock shall be $20.916, the average of the closing prices of Capitol common stock for the month ended March 31, 2003, as reported by the Nasdaq Stock Market, Inc.

     The exchange ratio is determined by dividing the Black Mountain share value by the Capitol share value. Each Black Mountain shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Black Mountain common stock calculated by multiplying the number of shares in Black Mountain common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

BLACK MOUNTAIN BOARD RECOMMENDATION

     In determining whether to recommend the proposed share exchange to Black Mountain's shareholders, Black Mountain's board considered the matters discussed in "Black Mountain's Reasons for the Exchange". In addition, Black Mountain's board considered:

     . no other exchange proposals would be offered either by Capitol or unaffiliated parties;


     .    Capitol already has a majority ownership of Black Mountain;

     . there is no assurance Capitol would repeat or improve its share exchange proposal at any time in the future;

     . absent any potential alternatives other than rejecting Capitol's proposal, which could result in Black Mountain's minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their Black Mountain shares; and

     . Black Mountain's board obtained an opinion from its financial advisor that the exchange would be fair to the shareholders of Black Mountain from a financial point of view.

     THE BLACK MOUNTAIN BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF THE BLACK MOUNTAIN SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT

     Capitol expects the exchange to be treated as the acquisition of a minority interest using the purchase method of accounting.

PRO FORMA DATA

     Because Black Mountain is already a controlled subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this document, adjusted for the proposed Black Mountain exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective March 31, 2003 (shown on page 27) and at the beginning of 2002 (shown on page
28). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended March 31, 2003 are not necessarily indicative of results for the year ending December 31, 2003 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by Black Mountain and Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, PLC. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of Black Mountain common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     .    banks;

     .    tax-exempt organizations;

     .    insurance companies;

     .    dealers in securities or foreign currencies;

     . Black Mountain shareholders who received their Black Mountain common stock through the exercise of employee stock options or otherwise as compensation;

     .    Black Mountain shareholders who are not U.S. persons; and

     . Black Mountain shareholders who hold Black Mountain common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

     Based on the assumptions and representations above, it is the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, that:

     o    the exchange will qualify as a reorganization within the meaning of
          Section 368(a)(1)(B) of the Internal Revenue Code;

     o no gain or loss will be recognized by the shareholders of Black Mountain who exchange their Black Mountain common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     o the aggregate tax basis of the Capitol common stock received by Black Mountain shareholders who exchange all of their Black Mountain common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Black Mountain common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     o the holding period of the Capitol common stock received will include the holding period of shares of Black Mountain common stock surrendered in exchange; and

     o a holder of Black Mountain common stock that receives cash instead of a fractional share of Capitol common stock will, in general, provided the redemption is not essentially equivalent to a dividend under
          Section 302(b)(1) of the Internal Revenue Code, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of Black Mountain common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Black Mountain common stock exchanged for the fractional share of Capitol common stock satisfies the long-term holding period requirement.

     The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Capitol received permission to acquire 51% or more ownership of Black Mountain prior to Black Mountain commencing the business of banking. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the Nasdaq Stock Market, Inc. or the New York Stock Exchange, as the case may be (see "Recent Developments"), subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the Black Mountain common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former Black Mountain shareholder to sell in the open market the Capitol common stock received (unless the Black Mountain shareholder is also an officer, director or affiliate of either Black Mountain or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

DISSENTERS' RIGHTS

     By following the specific procedures set forth in the NRS 92A.300 to 92A.500 ("Statutes"), Black Mountain shareholders have a statutory right to dissent from the Plan of Share Exchange. If the Plan of Share Exchange is approved and consummated, any Black Mountain shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Plan of Share Exchange, to receive an amount of cash equal to the fair value of his shares of Black Mountain common stock rather than receiving the consideration set forth in the Plan of Share Exchange. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Nevada Revised Statutes, which are reproduced in full in Annex E to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenter's rights of appraisal.

     Any holder of Black Mountain common stock electing to exercise his, her or its right of dissent (a "Dissenting Shareholder") shall file with Black Mountain, prior to or at the shareholders meeting, a written notice of intent to demand payment for shares if the exchange is effectuated. If the Plan of Share Exchange is approved by the required vote and the Dissenting Shareholder has not voted in favor thereof, the Dissenting Shareholder may make written demand on Black Mountain for payment of the fair value of the Dissenting Shareholder's shares. If the Plan of Share Exchange is effected, Black Mountain shall pay to the Dissenting Shareholder, upon the determination of the fair value, and, in the case of shares represented by certificates, the surrender of such certificates, the fair value thereof. Any Dissenting Shareholder making such demand shall thereafter be entitled only to payment and shall not be entitled to vote or to exercise any other rights of a shareholder.

     Within ten days after the Plan of Share Exchange is effected, Black Mountain shall give written notice thereof to each Dissenting Shareholder who has made demand as provided in the Nevada Revised Statutes and shall include in such written notice the place where the demand for payment must be sent and where and when certificates for shares must be deposited; supply a form for demanding payment; set a date by which the demand must be received which is not less than thirty days nor more than sixty days after delivery of the notice.

     Within thirty days after receipt of a demand for payment, Black Mountain shall pay to each dissenter who complied with NRS 92A.440 the amount Black Mountain estimates to be the fair value of the shares plus accrued interest.

     The Dissenting Shareholder may notify Black Mountain in writing of its own estimate of the fair value of its shares if it believes that the amount paid pursuant to NRS 92A.460 is less than the fair value or incorrectly calculated.

     If the demand for payment remains unsettled, Black Mountain shall commence a proceeding within sixty days after receipt of the demand petitioning the court to determine the fair value. If a petition is not filed within sixty days, Black Mountain shall pay to each dissenter the amount demanded. The assessment of the cost of the proceedings will be assessed against Black Mountain unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.


     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of Black Mountain under the Securities Act of 1933 at the time of the annual shareholders' meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Black Mountain for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Black Mountain, and would not include shareholders who are not officers, directors or principal shareholders of Black Mountain.


     The affiliates of Black Mountain may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and Black Mountain have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

                          OPINION OF FINANCIAL ADVISOR

     Black Mountain has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The Black Mountain board selected JMP Financial, Inc. to act as Black Mountain's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of Black Mountain common stock is fair from a financial point of view.


     The full text of the written opinion of JMP Financial, Inc. is attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. Black Mountain shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the Black Mountain board and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the opinion. It does not address any other aspect of the exchange and does not constitute a recommendation to any holder of Black Mountain common stock as to how to vote at the annual shareholders' meeting. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.


     In connection with rendering its opinion, JMP Financial, Inc. among other things:


     . reviewed audited financial statements and unaudited financial statements of Black Mountain as set forth in Annex D


     . discussed the past and current operations and financial condition and the prospects of Black Mountain with senior executives of Black Mountain;

     . reviewed certain publicly available financial statements and other information of Capitol;

     . discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

     . reviewed the reported prices and trading activity for Capitol common stock;

     . compared the financial performance of Black Mountain and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

     . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     .    reviewed the Plan of Share Exchange; and

     . performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:


     (1) CBCL SHARE MULTIPLES. In order to evaluate the value of CBCL share price, JMP Financial, Inc. reviewed the price-to-book value and price-to-earnings ratios ("Multiples") and performance data of publicly traded stocks of all Michigan banks, all publicly traded U.S. banks, Midwest banks of similar size to CBCL ($1 billion to $5 billion in assets) and all publicly traded banks in the nation in the $1 billion to $5 billion range. No bank or bank holding company was identical to Capitol. JMP Financial, Inc. did, however, note that the Capitol share value Multiples were generally within the range of, or below, the Multiples of comparable size banks and bank holding companies. The summary data for this analysis is presented below and demonstrates that CBCL common stock price sells at Multiples just below the aggregate averages of the various Comparable Groups. Accordingly, there is a presumption that CBCL was fairly priced in the securities market at the time of evaluation.

          COMPARABLE GROUP               COUNT     P/BV      P/E
          $1b-$5b Assets in MW              40     182.5     15.1
          $1b-$5b Assets Natl               85     189.6     14.9
          All Natl                         453     184.9     15.6
          All MI                            16     163.8     17.8
                                                  ------    -----
                                Average            180.1     15.8
          CBCL                                     171.2     14.6

     P/BV AND P/E FIGURES COMPARABLE GROUPS ARE THE AVERAGE OF THE AVERAGE AND MEDIAN FOR THE ENTIRE GROUP.

     (2) CHANGE-OF-CONTROL MULTIPLES. JMP Financial, Inc. reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past six months for which public information was available. JMP Financial, Inc. found that the premium to book value ratios offered to selling shareholders generally ranged from 157 percent to 296 percent, with both median and average premium to book values falling between 229 percent and 231 percent. All of these transactions involved the transfer of control to the acquiring institution.


     (3) BLACK MOUNTAIN SHARE MULTIPLES. JMP Financial, Inc. also consulted a private database to construct several groups of banks and bank holding companies it deemed to be similar to Black Mountain, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography and market performance. JMP Financial, Inc. compared the price-to-book value and price-to-earnings ratios of these comparative groups to the acquisition Multiples applicable to the proposed Black Mountain exchange. There are no publicly traded banks in Nevada, no publicly traded banks in the entire southwest region with less than $250 million in assets, and only one publicly traded bank in the entire southwest region with assets below $500 million. The price-to-book multiple value to be paid to Black Mountain is greater than that paid to the average or median of the aggregate group of publicly traded banks throughout the country with assets less than $250 million. The trailing twelve month P/E Multiple for Black Mountain, approximately 17x 2002 earnings and 13x trailing twelve month earnings, are comparable to averages and median paid to publicly traded banks across the nation and marginally below the 20x multiple paid to publicly traded banks with assets less than $250 million in the southwest.

                                         COUNT     P/BV      P/E
          All National                     453     184.9     15.6
          All Southwest                     71     190.7     14.3
          All National < $250m assets       39     132.8     20.2
                                                  ------    -----
                                Average            169.5     16.7
          Black Mountain                           142.3     13.0


     P/BV AND P/E FIGURES COMPARABLE GROUPS ARE THE AVERAGE OF THE AVERAGE AND MEDIAN FOR THE ENTIRE GROUP.

     (4) ILLIQUDITY. On an individual basis there are substantial differences between the financial and market condition and performance of Black Mountain stock and most other institutions. In the aggregate, the most striking difference between Black Mountain and the various comparative groups was liquidity. Most other commercial banks had significant positive earnings records, as opposed to a history of growing, but low earnings for Black Mountain. It may be argued that Black Mountain is still a maturing institution and therefore direct comparisons of earnings performance may be difficult. All of the publicly traded banks which JMP Financial, Inc. reviewed and which it defined as "small publicly traded banks" were listed on the Nasdaq National Market System. The average weekly trading volume of these institutions was about 2/5 of one percent of their outstanding stock. In other words, these institutions provided minority shareholders with reasonable liquidity. Black Mountain stock, on the other hand, was not publicly traded and was virtually, illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent, suggesting that, ceteras paribus, the Multiples paid for Black Mountain should be lower than those of comparable institutions by that margin.

     (5) NOT AN "ACQUISITION" PREMIUM. The transaction at issue may be characterized, at least casually, as an "acquisition". There is a tendency to compare the acquisition Multiples paid to Black Mountain in this transaction to "acquisition" Multiples for other commercial banks as reported in the media and private database. It is important to note, however, that the "acquisition" Multiples reported in the media are for change-of-control transactions, generally for 100 percent of the acquisition stock. In this case, Black Mountain is now and has been since it commenced business, an affiliate and controlled subsidiary of Capitol. CBCL was acquiring less than 50 percent of the Black Mountain stock. Given that the transaction thus represented purchase of a minority position, direct comparison to change-of-control premiums, is misleading.


     (6) A MINORITY SALE. In fact, the transaction bears more of a resemblance to the sale of a minority block of stock then to a change-of-control acquisition. The most dramatic difference, as discussed above, between the exchange of minority shares and an acquisition of all of the stock of an entire institution is the "change of control". In the latter transaction, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc. noted that Capitol has had control of Black Mountain from the outset and would not be expected to pay a "premium" for control, since it already owns control of Black Mountain. Accordingly, and especially in light of the fact that the aggregate block to-be-acquired by CBCL from outsiders is only approximately 43 percent and comprised of numerous very small blocks, JMP Financial, Inc. would expect that the premium over book value to be paid by CBCL would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank. In other words, one would expect Black Mountain shareholders to be paid Multiples much more similar to those paid for minority shares in Comparative Group institutions then the Multiples paid in change-of-control transactions.


     (7) JMP Financial, Inc. therefore concluded that the exchange was fair to the shareholders of Black Mountain from a financial point of view.

     The opinion and presentation of JMP Financial, Inc. to the Black Mountain board was one of many factors taken into consideration by Black Mountain's board in making its decision to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of the Black Mountain board with respect to the exchange or of whether the Black Mountain board would have been willing to agree to a transaction with a different form or amount of consideration.

     The Black Mountain board retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.


     Under the engagement letter, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Black Mountain agreed to pay JMP Financial, Inc. a fee of $9,000 plus out-of-pocket expenses. In addition, Black Mountain has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     JMP Financial, Inc. has also been engaged to provide financial advisory services in connection with other pending share exchanges with other affiliates of Capitol (see "Recent Developments"). JMP Financial, Inc. has been engaged to provide financial advisory services in connection with previous share exchange transactions with other affiliates of Capitol. In total, JMP Financial, Inc. has issued fairness opinions on 12 transactions of similar structure with affiliates of Capitol. In each opinion, JMP Financial, Inc. opined that those transactions were fair from a financial point of view to the shareholders of those entities. For those engagements, through June 17, 2003, JMP Financial, Inc. was paid a total of $117,500. JMP Financial, Inc. has performed no services directly for Capitol. Further, there are no agreements between Capitol or any of its affiliates and JMP Financial, Inc. regarding future fairness opinions or other financial advisory services. JMP Finanical, Inc. is aware of no conflicts of interest that JMP Financial, Inc. has at arriving at a fairness opinion.

                                   THE CLOSING

EFFECTIVE TIME


     The exchange will be effective at 5:00 p.m., Mountain Time, on July 31, 2003, and will be closed as soon as possible after the vote at the meeting of Black Mountain's shareholders. If the Plan of Share Exchange is approved, as of the effective date, each outstanding share of Black Mountain common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio.


SHARES HELD BY CAPITOL

     Shares of Black Mountain common stock owned by Capitol since Capitol's organization will be unaffected by the exchange. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your Black Mountain stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing Black Mountain shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those Black Mountain shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of Black Mountain stock will represent only the right to receive the shares of Capitol common stock into which shares of Black Mountain stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol common stock as described below.

     Until your Black Mountain certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which your Black Mountain shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     Black Mountain's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Black Mountain stock that is not registered in the records of Black Mountain has occurred, then, so long as the Black Mountain stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing Black Mountain shares. Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol and Black Mountain will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

STOCK MARKET LISTING

     Capitol will promptly prepare and submit a listing application with respect to the maximum number of shares of Capitol common stock issuable to Black Mountain shareholders in the exchange, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc. or the New York Stock Exchange, as the case may be (see "Recent Developments").

AMENDMENT AND TERMINATION

     Capitol and Black Mountain may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchange, it may not be further amended without the approval of the shareholders.

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                            THE SHAREHOLDERS' MEETING

DATE, TIME AND PLACE


     The shareholders' meeting will be held on July 25, 2003 at Black Mountain Community Bank, 1700 West Horizon Ridge Parkway, Suite 101, Las Vegas, Nevada 89012 at 10:00 a.m., local time.


MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETING

     At the shareholders' meeting, holders of Black Mountain common stock will vote on whether to approve the exchange. See "The Exchange". Shareholders will also vote on the election of directors for Black Mountain. See "Election of Directors".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Holders of record of Black Mountain common stock at the close of business on May 15, 2003, the record date for the shareholders' meeting, are entitled to receive notice of and to vote at the shareholders' meeting. At March 31, 2003, 500,000 shares of Black Mountain common stock were issued and outstanding and held by approximately 149 holders of record. Capitol held 255,000 shares of Black Mountain common stock on that date and 245,000 were held by shareholders other than Capitol.

     A majority of the shares of the Black Mountain common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Black Mountain common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at Black Mountain's shareholders' meeting.

     Black Mountain does not expect any other matters to come before the shareholders' meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. Black Mountain is not aware of any matters expected to be presented at the meeting other than as described in the notice of the meeting.

VOTES REQUIRED

     Although approval of the exchange by two-thirds of the shares entitled to vote is all that is required by law, Black Mountain and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of Black Mountain common stock outstanding on the record date, excluding the 51% of Black Mountain's shares held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on March 31, 2003, the directors and executive officers of Black Mountain and their affiliates were entitled to vote approximately 37,350 shares of Black Mountain common stock. These shares represent approximately 7.47% of the outstanding shares of Black Mountain common stock and 15.24% of Black Mountain's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Black Mountain common stock in favor of the exchange.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the shareholders' meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders' meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Black Mountain stock will be mailed by Capitol to former Black Mountain shareholders shortly after the exchange is effective.

REVOKING PROXIES


     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the president of Black Mountain, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person. Attendance at Black Mountain's annual shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders' meeting to:


                          Black Mountain Community Bank
                         1700 West Horizon Ridge Parkway
                                    Suite 101
                             Las Vegas, Nevada 89012
                       Attn: Peter M. Atkinson, President

     If you require assistance in changing or revoking a proxy, you should contact Peter Atkinson at the address above or at phone number (702) 990-5900.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders' meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol or Black Mountain will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Black Mountain may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the exchange, holders of shares of Black Mountain stock will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the Nevada Revised Statutes, as well as to Black Mountain's articles of incorporation and by-laws and the Michigan Business Corporation Act as well as to Capitol's articles of incorporation and by-laws, (copies of which are on file with the SEC).

     The following summary compares various rights, privileges and restrictions applicable to shareholders of Black Mountain and Capitol:

                                                  ---------------------------------------------------------------------
                                                           BLACK MOUNTAIN                           CAPITOL
-----------------------------------------------------------------------------------------------------------------------
Authorized Capital Stock                                     1,000,000                             25,000,000
-----------------------------------------------------------------------------------------------------------------------
Preemptive Rights                                               None                                  None
-----------------------------------------------------------------------------------------------------------------------
Quorum Requirements                                           Majority                              Majority
-----------------------------------------------------------------------------------------------------------------------
Special Meetings of Stockholders                   Called by CEO, majority of the        Called by CEO, majority of the
                                                       board or shareholders                 board or shareholders
                                                   representing 25% of the shares        representing 25% of the shares
                                                          entitled to vote                      entitled to vote
-----------------------------------------------------------------------------------------------------------------------
Stockholder Action by Written Consent                    Yes, if unanimous                     Yes, if unanimous
-----------------------------------------------------------------------------------------------------------------------
Inspection of Voting List of Stockholders          Inspector may be appointed by         Inspector may be appointed by
                                                      the Board, by the person              the Board, by the person
                                                     presiding at shareholders'            presiding at shareholders'
                                                   meeting or by the request of a        meeting or by the request of a
                                                            shareholder                           shareholder
-----------------------------------------------------------------------------------------------------------------------
Classification of the Board of Directors                         No                                    No
-----------------------------------------------------------------------------------------------------------------------
Election of the Board of Directors                    Annually by shareholders              Annually by shareholders
-----------------------------------------------------------------------------------------------------------------------
Cumulative Voting                                                No                                    No
-----------------------------------------------------------------------------------------------------------------------
Number of Directors                                             5-25                                  5-25
-----------------------------------------------------------------------------------------------------------------------
Removal of Directors                                    By a majority of the                  By a majority of the
                                                    outstanding shares of stock           outstanding shares of stock
-----------------------------------------------------------------------------------------------------------------------
Vacancies on the Board of Directors                May be filled by a majority of        May be filled by a majority of
                                                       the Board of Directors                the Board of Directors
-----------------------------------------------------------------------------------------------------------------------
Liability of Directors                               Eliminated to the fullest             Eliminated to the fullest
                                                       extent provided by law                extent provided by law
-----------------------------------------------------------------------------------------------------------------------
Indemnification of Directors, Officers,
  Employees or Agents                                           Yes                                   Yes
-----------------------------------------------------------------------------------------------------------------------
Amendments to Articles of Incorporation                 By a majority of the                  By a majority of the
                                                         outstanding shares                    outstanding shares
-----------------------------------------------------------------------------------------------------------------------
Amendments to Bylaws                                  By majority of directors              By majority of directors
-----------------------------------------------------------------------------------------------------------------------
Appraisal/Dissenters' Rights                          Nevada law provides for
                                                         dissenters' rights                            No
-----------------------------------------------------------------------------------------------------------------------

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of March 31, 2003, 11,737,860 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act ("MBCA").

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which, through June 23, 2003, were traded on the Nasdaq National Stock Market under the symbol "CBCLP"; after June 23, 2003, such securities are listed on NYSE under the symbol "CBCPrA"). Capitol also has additional trust-preferred securities which were private placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $61 million at an average interest rate currently approximating 7% per annum, payable quarterly.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACQUISITIONS. The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     FAIR PRICE ACT. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of March 17, 2003 Capitol's management beneficially owned (including immediately exercisable stock options and warrants) control of approximately 28.89% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

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                       WHERE YOU CAN FIND MORE INFORMATION


     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to Black Mountain shareholders in the exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of Black Mountain for the annual meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

          Public Reference Room          Chicago Regional Office Citicorp Center
          450 Fifth Street, N.W.         500 West Madison Street
          Room 1024                      Suite 1400
          Washington, D.C. 20549         Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

       Capitol Bancorp Ltd. SEC Filings
              (File No. 0-18461)                             Period
     ---------------------------------------     -------------------------------
     o    Quarterly Report on Form 10-Q          Quarter ended March 31, 2003

     o    Proxy Statement on Schedule 14A        Annual Meeting Held May 8, 2003

     o    Annual Report on Form 10-K             Year ended December 31, 2002

     o    Registration Statement on Form 8-A     Filed April 19, 1990
          filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 15, 2003 TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETING. If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.


     No one has been authorized to give any information or make any representation about Black Mountain, Capitol or the exchange, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about Black Mountain has been supplied by Black Mountain.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

                                     EXPERTS

     The consolidated financial statements of Capitol attached and incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, appearing elsewhere herein and incorporated herein by reference, and is attached and incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Black Mountain attached to this proxy statement/prospectus as Annex D have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods stated in their report, which is attached as part of Annex D, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                     ANNEX A

                             PLAN OF SHARE EXCHANGE

     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective May 29, 2003 between and among CAPITOL BANCORP LIMITED, a Michigan corporation ("Capitol") and the SHAREHOLDERS of BLACK MOUNTAIN COMMUNITY BANK ("Black Mountain").

                                 R E C I T A L S

     A. Black Mountain is a Nevada banking corporation which commenced the business of banking March 27, 2000.

     B. Capitol is the holder of 255,000 shares (51%) of the duly issued and outstanding common stock of Black Mountain ("Black Mountain common stock").

     C. Black Mountain common stock is privately held and not traded in any public market.

     D. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the Nasdaq Stock Market, Inc.

     E. Black Mountain's Board of Directors has determined that it would be in the best interest of Black Mountain's stockholders to exchange their shares of stock in Black Mountain for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

     1. THE EXCHANGE. Each shareholder who holds Black Mountain common stock will exchange his, her or their shares of Black Mountain common stock for shares of Capitol common stock according to an exchange ratio determined as follows:

          BLACK MOUNTAIN SHARE VALUE. The value of each share of Black Mountain common stock shall be $14.691259.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $20.916, the average of the closing prices of Capitol's common stock for the month ended March 31, 2003, as reported by the Nasdaq Stock Market, Inc.

          EXCHANGE RATIO. The exchange ratio will be determined by dividing the Black Mountain Share Value by the Capitol Share Value.

     Each Black Mountain shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Black Mountain common stock calculated by multiplying the number of shares of Black Mountain common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

     2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

     a. The Board of Directors of Black Mountain shall have approved and adopted the Plan.

     b. The Board of Directors of Capitol shall have approved and adopted the Plan.

     c. A majority of the common stock of Black Mountain (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a meeting of the shareholders called for that purpose.

     d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol common stock to be issued in the exchange.

     3. FAIRNESS OPINION. The Board of Directors of Black Mountain shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of Black Mountain.

     4. TAX OPINION. Miller, Canfield, Paddock and Stone, PLC, shall have issued its legal opinion that the share exchange will constitute a reorganization within the means of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of Black Mountain (except to the extent of cash received in lieu of fractional shares).

     5. SURRENDER OF CERTIFICATES. Each shareholder of Black Mountain common stock shall surrender to Capitol his, her or their certificate(s) for shares of Black Mountain common stock. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of Black Mountain common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. Shareholders of Black Mountain will not be paid dividend payments, if any, paid by Capitol until such time as their certificates have been exchanged. Any such withheld dividend payment will be paid upon exchange of the certificate(s).

     6.  NEW  BLACK  MOUNTAIN  CERTIFICATE.   Black  Mountain  shall  issue  its
certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

                                     ANNEX B


JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711


                                  June 25, 2003


Board of Directors
Black Mountain Community Bank
1700 West Horizon Ridge Parkway
Suite 101
Las Vegas, Nevada 89012

Ladies and Gentlemen:


     We have examined the proposed Plan of Share Exchange (the "Agreement") dated May 29, 2003, to be entered into between Capitol Bancorp Limited, a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Black Mountain Community Bank ("Black Mountain"), a Nevada Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of Black Mountain, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").

     The terms of the transaction contemplated by the Agreement provide that each share of Black Mountain's common stock, not already owned by CBCL, and issued and outstanding as of July 31, 2003 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.


     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including:

     o Audited consolidated financial statements of Black Mountain and CBCL for the years ended December 31, 2002, 2001 and 2000, as available;
     o Unaudited financial statements of Black Mountain for the period ended March 31, 2003;
     o Certain unaudited internal financial information concerning the capital ratios of Black Mountain;
     o    Publicly available information concerning CBCL;
     o Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and Black Mountain;
     o Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
     o    The Agreement;
     o Reviewed certain historical market prices and trading volumes of Black Mountain's and CBCL's common stock to the extent reasonably available. As to Black Mountain, such review was limited to its initial offering of common stock.

Page Two
Board of Directors
Black Mountain Community Bank
June 25, 2003


     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Black Mountain or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal, except as referenced above. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed that CBCL's and Black Mountain's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and Black Mountain are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Black Mountain's or CBCL's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Black Mountain and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of Black Mountain for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,

                                        /s/ John Palffy

                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                     ANNEX C

               OPINION OF MILLER, CANFIELD, PADDOCK AND STONE, PLC


                                  June 25, 2003


Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan  48933

     Re: Federal Tax Consequences of Plan of Share Exchange

Gentlemen:


     We have acted as special counsel to Capitol Bancorp Limited ("Capitol") in connection with the Plan of Share Exchange (the "Plan") between Capitol and the shareholders of Black Mountain Community Bank ("Black Mountain") dated as of May 29, 2003.


     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of Black Mountain in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and Black Mountain, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and Black Mountain referenced in the Proxy Statement.

     We have assumed that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or Black Mountain will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the Plan will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, and (iv) the Plan will be authorized by and will be effected pursuant to applicable state law. We have also assumed that each Black Mountain shareholder holds the shares of Black Mountain common stock to be surrendered under the Plan as a capital asset.

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) Black Mountain shareholders, if any, who received their Black Mountain common stock through the exercise of employee stock options or otherwise as compensation;  (vi) Black Mountain  shareholders who are not U.S.  persons;  and
(vii) Black Mountain shareholders who hold Black Mountain common stock as part of a hedge, straddle, or conversion transaction.

     Our opinion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Capitol Bancorp Limited
June 25, 2003
Page 2


     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

     1. The fair market value of the Capitol common stock to be received by the Black Mountain shareholders will be approximately equal to the fair market value of the Black Mountain common stock surrendered under the Plan.

     2. Capitol has no plan or intention to liquidate Black Mountain; to merge Black Mountain into another corporation; to cause Black Mountain to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Black Mountain common stock acquired in the transaction.

     3. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

     4. Capitol, Black Mountain, and the shareholders of Black Mountain will pay their respective expenses, if any, incurred in connection with the Plan.

     5. The only consideration that will be received by the shareholders of Black Mountain for their common stock of Black Mountain is voting common stock of Capitol. Further, no liabilities of Black Mountain or any Black Mountain shareholder will be assumed by Capitol, nor will any of the Black Mountain stock acquired by Capitol be subject to any liabilities.

     6. Capitol will not own as of immediately before the effective date of the Plan, directly or indirectly, any Black Mountain common stock other than the Black Mountain common stock first acquired by Capitol upon the formation of Black Mountain in August of 1999.

     7. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of Black Mountain, nor will Capitol, directly or indirectly, reimburse Black Mountain for any payments made by Black Mountain to dissenting shareholders.

     8. Any cash payment made by Capitol to Black Mountain shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid under the Plan to the Black Mountain shareholders instead of issuing fractional shares of Capitol common stock will not exceed one percent of the total consideration that will be issued under the Plan to the Black Mountain shareholders in exchange for their Black Mountain common stock. The fractional share interests of each Black Mountain shareholder will be aggregated and no Black Mountain shareholder will receive cash in an amount greater to or greater than the value of one full share of Capitol common stock.

     9.   Capitol   is  not  an   investment   company  as  defined  in  Section
368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     10. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.

Capitol Bancorp Limited
June 25, 2003
Page 3


     Our  opinion  is  also   predicated   on  the  accuracy  of  the  following
representations provided to us by Black Mountain:

     1. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Black Mountain has no plan or intention to waive or modify any such material condition.

     2. The fair market value of the Capitol common stock to be received by the Black Mountain shareholders will be approximately equal to the fair market value of the Black Mountain common stock surrendered under the Plan.

     3. Black Mountain has no plan or intention to issue additional shares of its stock that would result in Capitol losing "control" of Black Mountain within the meaning of Section 368(c) of the Code.

     4. Capitol, Black Mountain, and the shareholders of Black Mountain will pay their respective expenses, if any, incurred in connection with the Plan.

     5. Black Mountain has only one class of stock authorized, being voting common stock. At the time the Plan is executed, Black Mountain will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Black Mountain.

     6. Following the execution of the Plan, Black Mountain will continue its historic business or use a significant portion of its historic business assets in a business.

     7. Black Mountain is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     8. Black Mountain will pay any dissenting shareholders the value of their stock out of its own funds.

     9. On the effective date of the Plan, the fair market value of the assets of Black Mountain will exceed the sum of its liabilities plus, the liabilities, if any, to which the assets are subject.

     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and incorporated by reference in this opinion, we are of the opinion that:

          1) The exchange will qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code;

          2) No gain or loss will be recognized by the shareholders of Black Mountain who exchange their Black Mountain common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);

          3) The aggregate tax basis of the Capitol common stock received by Black Mountain shareholders who exchange all of their Black Mountain common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Black Mountain common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

Capitol Bancorp Limited
June 25, 2003
Page 4


          4) The holding period of the Capitol common stock received by a former shareholder of Black Mountain will include the holding period of shares of Black Mountain common stock surrendered in the exchange; and

          5) A holder of Black Mountain common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of Black Mountain common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Black Mountain common stock satisfies the long-term holding period requirement.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                    Very truly yours,

                                    /s/ Miller, Canfield, Paddock and Stone, PLC

                                    Miller, Canfield, Paddock and Stone, PLC

                                     ANNEX D

          FINANCIAL INFORMATION REGARDING BLACK MOUNTAIN COMMUNITY BANK

Management's discussion and analysis of financial condition and
  results of operations...................................................   D-2

Condensed interim financial statements as of and for the three months
  ended March 31, 2003 and 2002 (unaudited)...............................   D-5

Audited financial statements as of and for the periods ended
  December 31, 2002, 2001 and 2000 .......................................  D-11

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations
                          BLACK MOUNTAIN COMMUNITY BANK
   PERIODS ENDED MARCH 31, 2003 AND 2002 AND DECEMBER 31, 2002, 2001 AND 2000


FINANCIAL CONDITION
Black Mountain Community Bank is engaged in commercial banking activities from its sole location in Henderson, Nevada. From its inception in March 2000, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $67.6 million at March 31, 2003, an increase from $63.2 million at December 31, 2002. The Bank's total assets approximated $50.9 million at year-end 2001.

Total portfolio loans approximated $50.8 million at March 31, 2003, a marginal decrease of approximately $1.4 million from the $52.2 million level at December 31, 2002. At December 31, 2001, total portfolio loans approximated $40.1 million. Portfolio loan growth since inception has been significant. Commercial loans approximated 99% of total portfolio loans at March 31, 2003 consistent with the Bank's emphasis on commercial lending activities.

The allowance for loan losses at March 31, 2003 approximated $786,000 or 1.55% of total portfolio loans, an increase over the year-end 2002 ratio of 1.50%.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

There were no loan charge-offs for the three-month 2003 and 2002 periods. Net loan charge-offs totaled $3,000 for the year ended December 31, 2002 (none in 2001 or 2000).

The Bank's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $62.1 million at March 31, 2003, an increase of approximately $4.2 million from the $57.9 million level at December 31, 2002. Deposits increased significantly in 2002 from the $46.3 million level at the beginning of the year.

The Bank obtains noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $8.9 million at March 31, 2003 or about 14.3% of total deposits, a slight decrease of approximately $421,000 from December 31, 2002. Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $5.4 million at March 31, 2003 or approximately 7.9% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS
The Bank's net income for the three months ended March 31, 2003 approximated $180,000, compared with $55,000 in the corresponding 2002 period.

Net income for the Bank in 2002 was $439,000. 2001 represented the Bank's first full calendar year of operations, with a net income of $12,000, compared to a net loss of $468,000 in the 2000 period of about nine months.

The principal source of operating revenues is interest income. Total interest income for the three months ended March 31, 2003 approximated $1.1 million, compared with $827,000 in the three-month 2002 period. For the year ended December 31, 2002, total interest income approximated $4.0 million, compared with $3.2 million in 2001 and $1.1 million in the 2000 period.

Interest expense on deposits has also changed during these periods, consistent with changes in interest rates and the growth in the interest-bearing deposits. Total interest expense approximated $337,000 for the three months ended March 31, 2003, compared with $331,000 for the three-month 2002 period. For the year ended December 31, 2002, total interest expense approximated $1.3 million, compared with $1.4 million in 2001 and $436,000 in the 2000 period. While the level of interest-bearing deposits has increased since December 31, 2001, interest expense has been offset by decreases in the interest rates on deposits.

Net interest income approximated $748,000 for the three months ended March 31, 2003, compared with $496,000 for the 2002 corresponding period. Net interest income for the year ended December 31, 2002 approximated $2.6 million, significantly more than the $1.8 million in 2001 and $656,000 in 2000.

Provisions for loan losses were $2,000 and $8,000 for the three months ended March 31, 2003 and 2002, respectively ($185,000 for the year ended December 31, 2002, $345,000 in 2001 and $257,000 in 2000). The amount of the provision for loan losses has been related primarily to loan growth as loan charge-offs have been minimal since the Bank's inception. The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements discussed previously.

Noninterest income has increased consistently during the Bank's period of existence. Total noninterest income approximated $19,000 for the three months ended March 31, 2003 ($9,000 in the corresponding period in 2002) and approximated $45,000 for the year ended December 31, 2002 ($15,000 in 2001 and $3,000 in 2000).

Noninterest expenses have increased significantly during the period of the Bank's existence. Total noninterest expense approximated $492,000 for the three months ended March 31, 2003, compared with $412,000 for the corresponding 2002 period. For the year ended December 31, 2002, total noninterest expense approximated $1.8 million, compared with $1.5 million in 2001 and $1.1 million in 2000. The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES
The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. Most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $16.0 million at March 31, 2003, compared with $10.0 million at December 31, 2002 and $6.3 million at December 31, 2001. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank's liquidity position at March 31, 2003 is adequate to fund loan demand and to meet depositor needs.

In addition to cash and cash equivalents, a source of long-term liquidity is the Bank's portfolio of marketable investment securities. Liquidity requirements have not historically necessitated the sale of investments in order to meet liquidity needs. The Bank also has not engaged in active trading of its investments and has no intention of doing so in the foreseeable future. At March 31, 2003 and December 31, 2002, the Bank had approximately $228,000 and $1.0 million, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Black Mountain Community Bank, as a young bank, it is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation. In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

IMPACT OF NEW ACCOUNTING STANDARDS
There are certain new accounting standards either becoming effective or being issued in 2003. They are discussed in Note B of the accompanying interim financial statements.

              (The remainder of this page intentionally left blank)

                          BLACK MOUNTAIN COMMUNITY BANK

                                     ------

                     CONDENSED INTERIM FINANCIAL STATEMENTS

                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002

BALANCE SHEETS

BLACK MOUNTAIN COMMUNITY BANK

                                                              March 31      December 31
                                                                2003            2002
                                                            ------------    ------------
                                                             (unaudited)
ASSETS:
Cash and due from banks                                     $  2,096,182    $  2,226,865
Money market and mutual funds                                  4,005,606       2,266,056
Federal funds sold                                             9,923,000       5,517,000
                                                            ------------    ------------
          Cash and cash equivalents                           16,024,788      10,009,921
Loans held for resale                                            669,500
Investment securities:
      Available for sale, carried at market value                227,888       1,030,748
      Held for long-term investment, carried at amortized
        cost which approximated market value                      24,800          24,800
                                                            ------------    ------------
          Total investment securities                            252,688       1,055,548
Portfolio loans:
      Commercial                                              50,282,501      51,357,744
      Real estate mortgage                                       128,316         502,043
      Installment                                                385,068         380,677
                                                            ------------    ------------
          Total portfolio loans                               50,795,885      52,240,464
      Less allowance for loan losses                            (786,000)       (784,000)
                                                            ------------    ------------
          Net portfolio loans                                 50,009,885      51,456,464
Premises and equipment                                           306,609         324,362
Accrued interest income                                          225,054         232,252
Other assets                                                     137,436         123,298
                                                            ------------    ------------

          TOTAL ASSETS                                      $ 67,625,960    $ 63,201,845
                                                            ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
      Noninterest-bearing                                   $  8,887,132    $  9,307,918
      Interest-bearing                                        53,193,163      48,599,523
                                                            ------------    ------------
          Total deposits                                      62,080,295      57,907,441
Accrued interest on deposits and other liabilities               188,986         116,430
                                                            ------------    ------------
          Total liabilities                                   62,269,281      58,023,871

STOCKHOLDERS' EQUITY:
Common stock, par value $6.00 per share,
    1,000,000 shares authorized;
    500,000 shares issued and outstanding                      3,000,000       3,000,000
Surplus                                                        2,191,000       2,191,000
Retained earnings (deficit)                                      163,219         (16,772)
Market value adjustment (net of tax effect) for
  investment securities available for sale
  (accumulated other comprehensive income)                         2,460           3,746
                                                            ------------    ------------
          Total stockholders' equity                           5,356,679       5,177,974
                                                            ------------    ------------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                            $ 67,625,960    $ 63,201,845
                                                            ============    ============

See notes to interim financial statements

STATEMENTS OF OPERATIONS (UNAUDITED)

BLACK MOUNTAIN COMMUNITY BANK

                                                          Three Months Ended
                                                               March 31
                                                        -----------------------
                                                           2003         2002
                                                        ----------   ----------
Interest income:
  Portfolio loans (including fees)                      $1,051,147   $  769,464
  Money market and mutual funds                             12,972        4,434
  Taxable investment securities                              5,138       40,886
  Federal funds sold and other                              16,564       11,733
                                                        ----------   ----------
    Total interest income                                1,085,821      826,517

Interest expense:
  Demand deposits                                           83,106      110,352
  Savings deposits                                             317          309
  Time deposits                                            254,070      220,275
                                                        ----------   ----------
    Total interest expense                                 337,493      330,936
                                                        ----------   ----------
    Net interest income                                    748,328      495,581
Provision for loan losses                                    2,000        8,000
                                                        ----------   ----------
    Net interest income after
      provision for loan losses                            746,328      487,581
Noninterest income:
  Service charges on deposit accounts                       12,568        6,551
  Other                                                      6,474        2,426
                                                        ----------   ----------
    Total noninterest income                                19,042        8,977

Noninterest expense:
  Salaries and employee benefits                           250,944      198,734
  Occupancy                                                 43,560       36,574
  Other                                                    197,875      176,920
                                                        ----------   ----------
    Total noninterest expense                              492,379      412,228
                                                        ----------   ----------
    Income before federal income taxes                     272,991       84,330
Federal income taxes                                        93,000       29,000
                                                        ----------   ----------

NET INCOME                                              $  179,991   $   55,330
                                                        ==========   ==========

NET INCOME PER SHARE (basic and diluted)                $     0.36   $     0.11
                                                        ==========   ==========

See notes to interim financial statements

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

BLACK MOUNTAIN COMMUNITY BANK

                                                                                         Accumulated
                                                                           Retained        Other
                                              Common                       Earnings     Comprehensive
                                               Stock         Surplus       (Deficit)       Income          Total
                                            -----------    -----------    -----------    -----------    -----------
THREE MONTHS ENDED MARCH 31, 2002
Balances at January 1, 2002                 $ 3,000,000    $ 2,000,000    $  (455,722)   $     1,376    $ 4,545,654

Components of comprehensive income:
  Net income for the period                                                    55,330                        55,330
  Market value adjustment for investment
    securities available for
    sale (net of tax effect)                                                                 (11,465)       (11,465)
                                                                                                        -----------
      Comprehensive income for the period                                                                    43,865
                                            -----------    -----------    -----------    -----------    -----------
    BALANCES AT MARCH 31, 2002              $ 3,000,000    $ 2,000,000    $  (400,392)   $   (10,089)   $ 4,589,519
                                            ===========    ===========    ===========    ===========    ===========

THREE MONTHS ENDED MARCH 31, 2003
Balances at January 1, 2003                 $ 3,000,000    $ 2,191,000    $   (16,772)   $     3,746    $ 5,177,974

Components of comprehensive income:
  Net income for the period                                                   179,991                       179,991
  Market value adjustment for investment
    securities available for
    sale (net of tax effect)                                                                  (1,286)        (1,286)
                                                                                                        -----------
      Comprehensive income for the period                                                                   178,705
                                            -----------    -----------    -----------    -----------    -----------
  BALANCES AT MARCH 31, 2003                $ 3,000,000    $ 2,191,000    $   163,219    $     2,460    $ 5,356,679
                                            ===========    ===========    ===========    ===========    ===========

See notes to interim financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)

BLACK MOUNTAIN COMMUNITY BANK

                                                                  Three Months Ended
                                                                       March 31
                                                             ----------------------------
                                                                 2003            2002
                                                             ------------    ------------
OPERATING ACTIVITIES
  Net income for the period                                  $    179,991    $     55,330
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
      Provision for loan losses                                     2,000           8,000
      Depreciation of premises and equipment                       22,815          16,779
      Net amortization of investment security premiums              2,631          15,978
  Originations and purchases of loans
    held for resale                                              (669,500)
  Decrease (increase) in accrued interest income
    and other assets                                               (6,278)         55,160
  Increase (decrease) in accrued interest on deposits
    and other liabilities                                          72,556            (760)
                                                             ------------    ------------
      NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           (395,785)        150,487

INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    available for sale                                            798,281       2,522,659
  Purchases of investment securities available for sale                        (3,000,000)
  Net decrease (increase) in portfolio loans                    1,444,579         (89,535)
  Purchases of premises and equipment                              (5,062)         (5,339)
                                                             ------------    ------------
      NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES          2,237,798        (572,215)

FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts                                        2,408,858        (562,190)
  Net increase in certificates of deposit                       1,763,996          97,880
                                                             ------------    ------------
      NET CASH PROVIDED(USED) BY FINANCING ACTIVITIES           4,172,854        (464,310)
                                                             ------------    ------------
      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          6,014,867        (886,038)
Cash and cash equivalents at beginning of period               10,009,921       6,338,505
                                                             ------------    ------------

      CASH AND CASH EQUIVALENTS AT END OF PERIOD             $ 16,024,788    $  5,452,467
                                                             ============    ============

See notes to interim financial statements

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                          BLACK MOUNTAIN COMMUNITY BANK


NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of Black Mountain Community Bank have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

     The statements do, however, include all adjustments of a normal recurring nature which Black Mountain considers necessary for a fair presentation of the interim periods.

     The results of operations for the three-month period ended March 31, 2003 are not necessarily indicative of the results to be expected for the year ending December 31, 2003.

     Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

                                           2003         2002
                                        ---------    ---------
     Net income:
       As reported                      $ 179,991    $  55,330
       Less pro forma compensation
         expense regarding fair value
         of stock option awards, net
         of income tax effect             (20,242)     (20,242)
                                        ---------    ---------
       Pro forma                          159,749       35,088
     Net income per share:
       Basic:
         As reported                         0.36         0.11
         Pro forma                           0.32         0.07
       Diluted:
         As reported                         0.36         0.11
         Pro forma                      $    0.32    $    0.07

NOTE B--NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) recently issued Statement No. 149, AMENDMENT OF STATEMENT NO. 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This new standard, which clarifies the accounting for derivative instruments including certain derivative instruments embedded in other contracts, hedging activities under Statement No. 133 and aligns current accounting with other FASB projects, intends to create more consistent accounting treatment to derivative instruments and hedging activities. It is effective for contracts entered into after June 30, 2003 and is not expected to have a material impact on the Bank's financial position or results of operation, upon implementation.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

                          BLACK MOUNTAIN COMMUNITY BANK

                                     ------

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 2002, 2001 AND 2000

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Black Mountain Community Bank

We have audited the accompanying balance sheets of Black Mountain Community Bank as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2002 and 2001, and the period from March 27, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Mountain Community Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, and the period from March 27, 2000 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP


Los Angeles, California
January 31, 2003

BALANCE SHEETS

BLACK MOUNTAIN COMMUNITY BANK

                                                                   December 31
                                                          ----------------------------
                                                              2002            2001
                                                          ------------    ------------
ASSETS

Cash and due from banks                                   $  2,226,865    $  1,186,321
Money market and mutual funds                                2,266,056          52,184
Federal funds sold                                           5,517,000       5,100,000
                                                          ------------    ------------
        Cash and cash equivalents                           10,009,921       6,338,505
Investment securities--Note B:
    Available for sale, carried at market value              1,030,748       4,234,171
    Held for long-term investment, carried at amortized
      cost which approximates market value                      24,800
                                                          ------------    ------------
        Total investment securities                          1,055,548       4,234,171
Portfolio loans--Note C:
    Commercial                                              51,357,744      39,202,616
    Real estate mortgage                                       502,043         548,107
    Installment                                                380,677         360,016
                                                          ------------    ------------
        Total portfolio loans                               52,240,464      40,110,739
    Less allowance for loan losses                            (784,000)       (602,000)
                                                          ------------    ------------
        Net portfolio loans                                 51,456,464      39,508,739
Premises and equipment--Note E                                 324,362         277,023
Accrued interest income                                        232,252         258,990
Other assets                                                   123,298         291,271
                                                          ------------    ------------

        TOTAL ASSETS                                      $ 63,201,845    $ 50,908,699
                                                          ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                                   $  9,307,918    $  5,179,376
    Interest-bearing--Note F                                48,599,523      41,122,067
                                                          ------------    ------------
        Total deposits                                      57,907,441      46,301,443
Accrued interest on deposits and other liabilities             116,430          61,602
                                                          ------------    ------------
        Total liabilities                                   58,023,871      46,363,045

STOCKHOLDERS' EQUITY--Notes G and L:
Common stock, par value $6.00 per share,
    1,000,000 shares authorized;
    500,000 shares issued and outstanding                    3,000,000       3,000,000
Surplus                                                      2,191,000       2,000,000
Retained-earnings deficit                                      (16,772)       (455,722)
Market value adjustment (net of tax) for
  investment securities available for sale
  (accumulated other comprehensive income)                       3,746           1,376
                                                          ------------    ------------
        Total stockholders' equity                           5,177,974       4,545,654
                                                          ------------    ------------
        TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY                            $ 63,201,845    $ 50,908,699
                                                          ============    ============

See notes to financial statements

STATEMENTS OF OPERATIONS

BLACK MOUNTAIN COMMUNITY BANK

                                                        Year Ended December 31    Period Ended
                                                      -------------------------   December 31
                                                          2002          2001          2000
                                                      -----------   -----------   -----------
Interest income:
  Portfolio loans (including fees)                    $ 3,805,100   $ 2,977,368   $   808,448
  Taxable investment securities                            85,393        32,257        23,339
  Federal funds sold                                       56,583       158,777       154,595
  Other                                                    11,648        75,479       105,694
                                                      -----------   -----------   -----------
    Total interest income                               3,958,724     3,243,881     1,092,076

Interest expense:
  Deposits                                              1,343,397     1,424,019       435,903
  Other                                                       388
                                                      -----------   -----------   -----------
    Total interest expense                              1,343,785     1,424,019       435,903
                                                      -----------   -----------   -----------
    Net interest income                                 2,614,939     1,819,862       656,173
Provision for loan losses--Note C                         185,284       345,000       257,000
                                                      -----------   -----------   -----------
    Net interest income after provision
      for loan losses                                   2,429,655     1,474,862       399,173

Noninterest income:
  Service charges on deposit accounts                      24,648        10,007         1,293
  Other                                                    20,654         5,361         1,522
                                                      -----------   -----------   -----------
    Total noninterest income                               45,302        15,368         2,815

Noninterest expense:
  Salaries and employee benefits                          928,157       709,538       455,118
  Occupancy                                               162,542       148,707        86,167
  Equipment rent, depreciation and maintenance            102,449       101,032        63,783
  Other                                                   614,859       511,671       504,924
                                                      -----------   -----------   -----------
    Total noninterest expense                           1,808,007     1,470,948     1,109,992
                                                      -----------   -----------   -----------
Income (loss) before federal income taxes (benefit)       666,950        19,282      (708,004)
Federal income taxes (benefit)--Note I                    228,000         7,000      (240,000)
                                                      -----------   -----------   -----------

NET INCOME (LOSS)                                     $   438,950   $    12,282   $  (468,004)
                                                      ===========   ===========   ===========

NET INCOME (LOSS) PER SHARE (basic and diluted)       $      0.88   $      0.02   $     (0.94)
                                                      ===========   ===========   ===========

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

BLACK MOUNTAIN COMMUNITY BANK


                                                                                                   Accumulated
                                                                                     Retained-        Other
                                                        Common                       Earnings     Comprehensive
                                                        Stock          Surplus        Deficit         Income        Total
                                                      -----------    -----------    -----------    -----------   -----------
Balances at March 27, 2000, beginning of period       $       -0-    $       -0-    $       -0-                  $       -0-

Issuance of 500,000 shares of common stock for cash
  consideration of $10.00 per share in conjunction
  with formation of Bank                                3,000,000      2,000,000                                   5,000,000

Net loss for the 2000 period                                                           (468,004)                    (468,004)
                                                      -----------    -----------    -----------                  -----------
    BALANCES AT DECEMBER 31, 2000                       3,000,000      2,000,000       (468,004)                   4,531,996

Components of comprehensive income:
  Net income for 2001                                                                    12,282                       12,282
  Market value adjustment (net of tax) for
    investment securities available for sale                                                       $     1,376         1,376
                                                                                                                 -----------
      Comprehensive income for 2001                                                                                   13,658
                                                      -----------    -----------    -----------    -----------   -----------
    BALANCES AT DECEMBER 31, 2001                       3,000,000      2,000,000       (455,722)         1,376     4,545,654

Supplemental capital infusions from majority
  stockholder                                                            191,000                                     191,000

Components of comprehensive income:
  Net income for 2002                                                                   438,950                      438,950
  Market value adjustment (net of tax) for
    investment securities available for sale                                                             2,370         2,370
                                                                                                                 -----------
      Comprehensive income for 2002                                                                                  441,320
                                                      -----------    -----------    -----------    -----------   -----------
    BALANCES AT DECEMBER 31, 2002                     $ 3,000,000    $ 2,191,000    $   (16,772)   $     3,746   $ 5,177,974
                                                      ===========    ===========    ===========    ===========   ===========


See notes to financial statements.

STATEMENTS OF CASH FLOWS

BLACK MOUNTAIN COMMUNITY BANK

                                                                 Year Ended December 31      Period Ended
                                                             ----------------------------    December 31
                                                                 2002            2001            2000
                                                             ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss)                                          $    438,950    $     12,282    $   (468,004)
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
      Provision for loan losses                                   185,284         345,000         257,000
      Depreciation of premises and equipment                       76,498          64,484          45,473
      Net amortization (accretion) of investment
        security premiums (discounts)                              23,439         (31,927)
      Deferred income taxes                                       190,000           7,000        (240,000)
  Decrease (increase) in accrued interest income and
    other assets                                                    4,711        (183,458)       (134,511)
  Increase in accrued interest expense on deposits
    and other liabilities                                          53,607          41,372          20,230
                                                             ------------    ------------    ------------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES        972,489         254,753        (519,812)

INVESTING ACTIVITIES
  Proceeds from sales of investment securities
    available for sale                                          5,255,625
  Proceeds from calls and maturities of investment
    securities available for sale                               4,842,950
  Purchases of investment securities available for sale        (6,915,000)     (4,200,160)
  Purchases of investment securities held for long-term
    investment                                                    (24,800)
  Net increase in portfolio loans                             (12,133,009)    (23,059,015)    (17,051,724)
  Purchases of premises and equipment                            (123,837)        (36,124)       (350,856)
                                                             ------------    ------------    ------------
          NET CASH USED BY INVESTING ACTIVITIES                (9,098,071)    (27,295,299)    (17,402,580)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts and
    savings accounts                                            3,137,429      11,176,339      16,229,059
  Net increase in certificates of deposit                       8,468,569      13,617,130       5,278,915
  Net proceeds from issuance of common stock                                                    5,000,000
  Supplemental capital infusions from majority
    shareholder                                                   191,000
                                                             ------------    ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES            11,796,998      24,793,469      26,507,974
                                                             ------------    ------------    ------------
          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      3,671,416      (2,247,077)      8,585,582
Cash and cash equivalents at beginning of period                6,338,505       8,585,582             -0-
                                                             ------------    ------------    ------------

          CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 10,009,921    $  6,338,505    $  8,585,582
                                                             ============    ============    ============

See notes to financial statements

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION: Black Mountain Community Bank (the "Bank") is a full-service commercial bank located in Henderson, Nevada. The Bank commenced operations in March 2000. The Bank is 51% owned by Capitol Bancorp Limited, a bank development company headquartered in Phoenix, Arizona and Lansing, Michigan.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

INVESTMENT SECURITIES: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates market value. Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate (included as a component of other assets; none at December 31, 2002 and 2001) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling costs) at the date acquired and are periodically reviewed for subsequent impairment.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date.

Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

                                        2002          2001          2000
                                     ---------     ---------     ---------
Fair value assumptions:
    Risk-free interest rate                4.5%          5.0%          7.0%
    Dividend yield                          --            --            --
    Stock price volatility                 .46           .39           .83
    Expected option life                    --       8 years       9 years
Aggregate estimated fair value of
  options granted                           --     $   2,000     $ 611,000
Net income (loss):
    As reported                      $ 438,950        12,282      (468,004)
    Less pro forma compensation
      expense regarding fair value
      of stock option awards, net
      of income tax effect             (80,966)      (80,966)      (80,705)
                                     ---------     ---------     ---------
    Pro forma                          357,984       (68,684)     (548,709)
Net income (loss) per share:
  Basic:
    As reported                           0.88          0.02         (0.94)
    Pro forma                             0.72         (0.14)        (1.10)
  Diluted:
    As reported                           0.88          0.02         (0.94)
    Pro forma                        $    0.72     $   (0.14)    $   (1.10)

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

NET INCOME (LOSS) PER SHARE: Net income (loss) per share is based on the weighted average number of common shares outstanding (500,000 shares). Diluted net income (loss) per share includes the dilutive effect of stock options (see Note G).

COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Bank's only element of comprehensive income (loss) other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income (loss) are shown within the statement of changes in stockholders' equity presented herein.

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceased upon adoption of the Statement. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2002, the Bank had no recorded goodwill.

The FASB has also recently issued Statements No. 143 (ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS), No. 144 (ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS), No. 145 (which updates, clarifies and simplifies certain existing accounting pronouncements--rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) and No. 146 (ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES). These new standards have varying effective dates in 2002 and 2003 and, based on management's analysis, are not expected to have a material effect on the Bank's financial statements, upon implementation.

Statement No. 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and
142. It had no material effect on the Bank's financial statements, upon implementation.

Statement No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE, provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation and it amends the prior disclosure requirements of Statement No. 123 to require more prominent and frequent disclosures about the effects of stock-based compensation. As permitted, the Bank has retained its prior method of accounting for stock-based employee compensation.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES AND INDEBTEDNESS OF OTHERS, expands disclosures about obligations under certain guarantees and, in addition, requires recording a liability for the fair value of the obligations undertaken in issuing the guarantee, applicable to guarantees issued or modified after December 31, 2002. This new guidance had no material impact on the Bank's financial position or results of operations, upon implementation.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

NOTE B--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:

                                                2002                      2001
                                      -----------------------   -----------------------
                                                    Estimated                 Estimated
                                       Amortized     Market      Amortized     Market
                                         Cost         Value        Cost         Value
                                      ----------   ----------   ----------   ----------
     Available for sale:
       United States government
         agency securities            $1,025,072   $1,030,748   $4,232,087   $4,234,171

     Held for long-term investment:
       Federal Home Loan Bank stock       24,800       24,800
                                      ----------   ----------   ----------   ----------
                                      $1,049,872   $1,055,548   $4,232,087   $4,234,171
                                      ==========   ==========   ==========   ==========

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE B--INVESTMENT SECURITIES --CONTINUED

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31:

                                       2002                2001
                                -----------------   -----------------
                                 Gains    Losses     Gains    Losses
                                -------   -------   -------   -------
     United States government
       agency securities        $ 5,676   $    --   $10,015   $ 7,931
                                =======   =======   =======   =======

Gross realized gains from sales of investment securities were $5,497 for the year ended December 31, 2002 (none in 2001 and 2000).

Scheduled maturities of investment securities held as of December 31, 2002 were as follows:

                                                         Estimated
                                            Amortized     Market
                                              Cost         Value
                                           ----------   ----------
     After one year, through five years $ 720,461 $ 721,800 After five years, through ten years
     After ten years                          304,611      308,948
     Securities held for long-term
       investment, without stated
       maturities                              24,800       24,800
                                           ----------   ----------
                                           $1,049,872   $1,055,548
                                           ==========   ==========

NOTE C--LOANS

Transactions in the allowance for loan losses are summarized below:

                                          2002         2001        2000
                                       ---------    ---------   ---------
     Balance at beginning of period $ 602,000 $ 257,000 $ -0-Provision charged to operations 185,284 345,000 257,000
     Loans charged off (deduction)        (3,284)          --          --
     Recoveries                               --           --          --
                                       ---------    ---------   ---------

       Balance at December 31          $ 784,000    $ 602,000   $ 257,000
                                       =========    =========   =========

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE C--LOANS--CONTINUED

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below:

                                      December 31
                                  -------------------
                                    2002       2001
                                  --------   --------
     Nonaccrual loans:
       Commercial                 $324,000   $240,000
       Real estate                      --         --
       Installment                      --         --
                                  --------   --------
     Total nonaccrual loans        324,000    240,000

     Past due (>90 days) loans:
       Commercial                       --         --
       Real estate                      --         --
       Installment                      --         --
                                  --------   --------
     Total past due loans              -0-        -0-
                                  --------   --------

     Total nonperforming loans    $324,000   $240,000
                                  ========   ========

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $21,000 and $42,000 would have been recorded in 2002 and 2001, respectively (none in 2000). Interest income recognized on loans in nonaccrual status in 2002 and 2001 operations approximated $48,000 and $1,000, respectively (none in 2000). At December 31, 2002, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE C--LOANS--CONTINUED

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                          December 31, 2002             December 31, 2001
                                       -----------------------       -----------------------
                                                    Percentage                    Percentage
                                                     of Total                      of Total
                                                    Portfolio                     Portfolio
                                        Amount        Loans           Amount        Loans
                                       --------     --------         --------     --------
     Commercial                        $770,300         1.47%        $589,960         1.46%
     Real estate mortgage                 8,700         0.02            6,020         0.02
     Installment                          5,000         0.01            6,020         0.02
                                       --------     --------         --------     --------

     Total allowance for loan losses   $784,000         1.50%        $602,000         1.50%
                                       ========     ========         ========     ========

NOTE D--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2002 and 2001, total loans to these persons approximated $1,922,000 and $2,017,000, respectively. During 2002, $867,000 of new loans were made to these persons and repayments totaled $962,000. Such loans are made at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Limited. Amounts paid for such services approximated $361,000, $334,000 and $224,000 in 2002, 2001 and 2000, respectively.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                        2002         2001
                                     ---------    ---------
     Leasehold improvements          $ 118,982    $  83,271
     Equipment and furniture           391,835      303,709
                                     ---------    ---------
                                       510,817      386,980
     Less accumulated depreciation    (186,455)    (109,957)
                                     ---------    ---------

                                     $ 324,362    $ 277,023
                                     =========    =========

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $130,000, $119,000 and $68,000 in 2002, 2001 and 2000, respectively.

At December 31, 2002, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

     2003                            $ 125,000
     2004                              129,000
     2005                              133,000
     2006                              137,000
     2007                              141,000
     2008 and thereafter               244,000
                                     ---------

       Total                         $ 909,000
                                     =========

NOTE F--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $21.9 million and $13.8 million as of December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of time deposits of $100,000 or more were as follows:

     2003                            $13,617,000
     2004                              6,186,000
     2005                                988,000
     2006                                201,000
     2007                                921,000
                                     -----------

       Total                         $21,913,000
                                     ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE G--STOCK OPTIONS


During 2001, 350 stock options were granted and 72,150 stock options were granted in 2000. At December 31, 2001 and 2002, 72,500 stock options were outstanding which expire in 2009, of which 25,300 and 39,800 were currently exercisable, respectively. At December 31, 2000, 72,150 stock options were outstanding, of which 10,800 were currently exercisable. Each option vests ratably over a five-year period and enables the holder to purchase one share of the Bank's common stock at $10.00 per share.


NOTE H--EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank's employees participate in a multi-employer employee 401(k) retirement plan. Amounts charged to expense by the Bank for this plan approximated $15,000 and $13,000 in 2002 and 2001, respectively (none in 2000).

NOTE I--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                   2002         2001          2000
                ----------   ----------    ----------
     Current    $   38,000   $       --    $       --
     Deferred      190,000        7,000      (240,000)
                ----------   ----------    ----------

                $  228,000   $    7,000    $ (240,000)
                ==========   ==========    ==========

Net deferred income tax assets consisted of the following at December 31:

                                                 2002         2001
                                              ---------    ---------
     Allowance for loan losses                $ 132,000    $  98,000
     Net operating loss carryforward                 --      202,000
     Market value adjustment for investment
       securities available for sale             (2,000)      (1,000)
     Other, net                                 (89,000)     (67,000)
                                              ---------    ---------

                                              $  41,000    $ 232,000
                                              =========    =========

Federal income taxes of $15,000 were paid during 2002 (none in 2001 and 2000).

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE J--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

                                                          2002                      2001
                                                 ----------------------    ----------------------
                                                              Estimated                 Estimated
                                                 Carrying       Fair       Carrying       Fair
                                                   Value        Value        Value        Value
                                                 ---------    ---------    ---------    ---------
     Financial Assets:
       Cash and cash equivalents                 $  10,010    $  10,010    $   6,339    $   6,339
       Investment securities:
         Available for sale                          1,031        1,031        4,234        4,234
         Held for long-term investment                  25           25
                                                 ---------    ---------
                                                     1,056        1,056
       Portfolio loans:
         Fixed rate                                 40,866       41,021       21,222       21,298
         Variable rate                              11,374       11,443       18,889       18,931
                                                 ---------    ---------    ---------    ---------
           Total portfolio loans                    52,240       52,464       40,111       40,229
         Less allowance for loan losses               (784)        (784)        (602)        (602)
                                                 ---------    ---------    ---------    ---------
           Net portfolio loans                      51,456       51,680       39,509       39,627

     Financial Liabilities:
       Deposits:
         Noninterest-bearing                         9,308        9,308        5,179        5,179
         Interest-bearing:
           Demand accounts                          21,234       21,223       22,226       22,223
           Time certificates of deposit less
             than $100,000                           5,452        5,475        5,125        5,113
           Time certificates of deposit
             $100,000 or more                       21,913       21,991       13,771       13,773
                                                 ---------    ---------    ---------    ---------
               Total interest-bearing deposits      48,599       48,689       41,122       41,109
                                                 ---------    ---------    ---------    ---------
               Total deposits                       57,907       57,997       46,301       46,288

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE K--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($8,000 at December 31, 2002 and 2001). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($12.8 million and $13 million at December 31, 2002 and 2001, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 2002 and 2001 were $70,000 and $25,000, respectively.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE L--CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank's financial statements.

NOTES TO FINANCIAL STATEMENTS

BLACK MOUNTAIN COMMUNITY BANK

DECEMBER 31, 2002


NOTE L--CAPITAL REQUIREMENTS--CONTINUED

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2002, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well-capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's various amounts of regulatory capital and related ratios as of December 31, 2002 and 2001 are summarized below (amounts in thousands):

                                                                           2002            2001
                                                                       ------------    ------------
     Tier 1 capital to average total assets:
       Minimum required amount                                         >=  $ 4,930     >=  $ 4,079
       Actual amount                                                       $ 5,174         $ 4,544
         Ratio                                                                8.40%           8.91%

     Tier 1 capital to risk-weighted assets:
       Minimum required amount(1)                                      >=  $ 2,274     >=  $ 1,745
       Actual amount                                                       $ 5,174         $ 4,544
         Ratio                                                                9.10%          10.42%

     Combined Tier 1 and Tier 2 capital to risk-weighted assets:
       Minimum required amount(2)                                      >=  $ 4,549     >=  $ 3,489
       Amount required to meet "Well-Capitalized" category(3)          >=  $ 5,686     >=  $ 4,362
       Actual amount                                                       $ 5,886         $ 5,090
         Ratio                                                               10.35%          11.67%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a `well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

                      [This page intentionally left blank]

                                     ANNEX E

                    FINANCIAL AND OTHER INFORMATION REGARDING
                             CAPITOL BANCORP LIMITED

The following items accompany this Proxy Statement/Prospectus as mailed to the shareholders of Black Mountain Community Bank:

     -    Report on Form 10-Q for period ended March 31, 2003

     -    Annual report to shareholders for year ended December 31, 2002

     -    Annual report on Form 10-K for year ended December 31, 2002

     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 8, 2003

                                     ANNEX F

                       EXCERPTS OF NEVADA REVISED STATUTES
                          REGARDING DISSENTERS' RIGHTS

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC  LIMITED-LIABILITY  COMPANY.
The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.
1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.
1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:
(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or
(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.
(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
(Added to NRS by 1995, 2087; A 2001, 1414, 3199)

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.
1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:
(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
(I) The surviving or acquiring entity; or
(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).
2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.
(Added to NRS by 1995, 2088)

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.
1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.
1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.
1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(b) Must not vote his shares in favor of the proposed action.
2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.
1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2089)

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.
1. A stockholder to whom a dissenter's notice is sent must:
(a) Demand payment;
(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
(c) Deposit his certificates, if any, in accordance with the terms of the notice.
2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.
1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
(Added to NRS by 1995, 2090)

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.
1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
(a) Of the county where the corporation's registered office is located; or
(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
2. The payment must be accompanied by:
(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;
(b) A statement of the subject corporation's estimate of the fair value of the shares;
(c) An explanation of how the interest was calculated;
(d) A statement of the  dissenter's  rights to demand payment under NRS 92A.480;
and
(e) A copy of NRS 92A.300 to 92A.500, inclusive.
(Added to NRS by 1995, 2090)

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.
1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
(Added to NRS by 1995, 2091)

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.
1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.
1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
5. Each dissenter who is made a party to the proceeding is entitled to a judgment:
(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.
1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.
3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.
(Added to NRS by 1995, 2092)

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                    (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on June 25, 2003.


                                        CAPITOL BANCORP LIMITED


                                        By: /s/ JOSEPH D. REID
                                            ------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer

                                POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on June 25, 2003.

SIGNATURE                                 TITLE
---------                                 -----

/s/ JOSEPH D. REID                        Chairman of the Board and
-----------------------------             Chief Executive Officer,
JOSEPH D. REID                            Director (Principal Executive
                                          Officer)

/s/ LEE W. HENDRICKSON                    Executive Vice President and
-----------------------------             Chief Financial Officer (Principal
LEE W. HENDRICKSON                        Financial and Accounting Officer)


/s/ ROBERT C. CARR*                       Executive Vice President,
-----------------------------             Treasurer, Director
ROBERT C. CARR


/s/ DAVID O'LEARY*                        Secretary, Director
-----------------------------
DAVID O'LEARY

                                          Director
-----------------------------
LOUIS G. ALLEN


/s/ PAUL R. BALLARD*                      Director
-----------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER*                      Director
-----------------------------
DAVID L. BECKER


/s/ DOUGLAS E. CRIST*                     Director
-----------------------------
DOUGLAS E. CRIST


/s/ MICHAEL J. DEVINE*                    Director
-----------------------------
MICHAEL J. DEVINE


/s/ JAMES C. EPOLITO*                     Director
-----------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG*                   Director
-----------------------------
GARY A. FALKENBERG


                                          Director
-----------------------------
JOEL I. FERGUSON

SIGNATURE                                 TITLE
---------                                 -----

/s/ KATHLEEN A. GASKIN*                   Director
-----------------------------
KATHLEEN A. GASKIN


/s/ H. NICHOLAS GENOVA*                   Director
-----------------------------
H. NICHOLAS GENOVA


/s/ MICHAEL F. HANNLEY*                   Director
-----------------------------
MICHAEL F. HANNLEY


/s/ LEWIS D. JOHNS*                       Director
-----------------------------
LEWIS D. JOHNS


/s/ MICHAEL L. KASTEN*                    Director
-----------------------------
MICHAEL L. KASTEN


/s/ JOHN S. LEWIS*                        President, Western Regions,
-----------------------------             Director
JOHN S. LEWIS


/s/ HUMBERTO S. LOPEZ*                    Director
-----------------------------
HUMBERTO S. LOPEZ


/s/ LEONARD MAAS*                         Director
-----------------------------
LEONARD MAAS


/s/ LYLE W. MILLER*                       Director
-----------------------------
LYLE W. MILLER


/s/ KATHRYN L. MUNRO*                     Director
-----------------------------
KATHRYN L. MUNRO


/s/ CRISTIN REID ENGLISH*                 Chief Administrative Officer,
-----------------------------             Director
CRISTIN REID ENGLISH


/s/ RONALD K. SABLE*                      Director
-----------------------------
RONALD K. SABLE

* By: /s/ Joseph D. Reid
      -----------------------
      Joseph D. Reid
      Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

2.1            Plan of Share Exchange (included in the Proxy
               Statement/Prospectus as Annex A).

5 Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8 Tax Opinion of Miller, Canfield, Paddock and Stone, PLC (included in the Proxy Statement/Prospectus as Annex C).

23.1a          Consent of BDO Seidman, LLP.

23.1b          Consent of BDO Seidman, LLP.

23.2           Consent of Miller, Canfield, Paddock and Stone, PLC (included in
               Exhibit 8).

23.4           Consent of JMP Financial, Inc. (financial advisor).


24             Power of Attorney.*


99 Form of proxy for the Annual Meeting of Shareholders of Black Mountain Community Bank.


* previously filed.